UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [   ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under §240.14a-12

COSTAR GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required
[   ]  Fee paid previously with preliminary materials.
[   ] Fee computed on table in exhibit required by Exchange Act Rules 14a-6(i)(1) and 0-11.

April 25, 2022

Dear Stockholder:

You are cordially invited to participate in the 2022 Annual Meeting of Stockholders of CoStar Group, Inc. to be held at 10:00 a.m., Eastern Daylight Time, on Thursday, June 9, 2022 (the “Annual Meeting”). The Annual Meeting will be held in a virtual format consisting of a live webcast. Stockholders will be able to participate from any geographic location with Internet connectivity. You may listen, vote and submit questions during the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CSGP2022. More information regarding how you can participate in the virtual Annual Meeting is provided in the Proxy Statement. A webcast replay of the Annual Meeting’s audio will be available on the investor relations page of our website after the Annual Meeting.

At the Annual Meeting, you will be asked to (1) elect the eight directors named in the Proxy Statement, (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022, (3) approve, on an advisory basis, CoStar's executive compensation, and (4) vote on one stockholder proposal, if properly presented. The accompanying Notice of 2022 Annual Meeting of Stockholders and Proxy Statement describe these matters in more detail.

The Board of Directors recommends that you vote FOR each of the director nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4.

Important Notice Regarding the Availability of Proxy Materials
for the 2022 Annual Meeting of Stockholders To Be Held on June 9, 2022:

The Proxy Statement and our 2021 Annual Report are available at http://investors.costargroup.com/financials.

Whether or not you plan to attend the virtual Annual Meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the meeting and save CoStar the extra expense associated with additional solicitation.

Sincerely,

ANDREW C. FLORANCE
Founder, Chief Executive Officer, President and Director

COSTAR GROUP, INC.

April 25, 2022
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 9, 2022

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of CoStar Group, Inc. (“CoStar”, “we,” "us" or the “Company”) will be held online at www.virtualshareholdermeeting.com/CSGP2022 at 10:00 a.m., Eastern Daylight Time, on Thursday, June 9, 2022, for the following purposes:

1.To elect the eight directors named in the Proxy Statement to hold office until the next Annual Meeting of Stockholders, or until their respective successors are elected and qualified;
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022;
3.To approve, on an advisory basis, the Company’s executive compensation;
4.To vote on one stockholder proposal, if properly presented; and
5.To transact any other business properly presented before the Annual Meeting.

The Board of Directors has fixed Monday, April 11, 2022, as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. CoStar’s list of registered stockholders as of April 11, 2022 will be available for inspection for the 10 days prior to the Annual Meeting. If you want to inspect the registered stockholder list, please email Gene Boxer, General Counsel and Secretary, at gboxer@costar.com to schedule an appointment. In addition, the list of registered stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.

You may listen, vote, submit questions and view the list of registered stockholders during the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CSGP2022. If you are a registered stockholder, to access, participate in and vote at the Annual Meeting, you will need the 16-digit control number included on your proxy card or Notice of Internet Availability of Proxy Materials (“Notice”). If your shares are held in brokerage accounts and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in brokerage accounts should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting. We have worked to offer the same ability to participate as previously provided during our past in-person annual meetings.

INTERNET AVAILABILITY

We are furnishing proxy materials to some of our stockholders through the Internet instead of through the mail. On or about April 25, 2022, we mailed to stockholders as of the record date a Notice Regarding the Availability of Proxy Materials (the "Notice"). The Notice tells you how to access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 24, 2021 (the “2021 Annual Report”), as well as how to submit your proxy, over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, please follow the instructions in the Notice.

WE INVITE YOU TO PARTICIPATE IN THE ANNUAL MEETING, BUT WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING ONLINE, PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,

GENE BOXER
General Counsel and Secretary

NOTICE: Brokers are not permitted to vote on the election of directors, the advisory resolution to approve executive compensation or the stockholder proposal without instructions from the beneficial owner, as discussed in more detail in the Proxy Statement. If your shares are held through a brokerage firm, bank or other nominee, they will not be voted on these matters unless you affirmatively vote your shares in one of the ways described in the Notice.

COSTAR GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 9, 2022

The Board of Directors (the “Board”) of CoStar Group, Inc. (“CoStar,” "CoStar Group," “we,” or the “Company”) solicits your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Daylight Time, on Thursday, June 9, 2022, and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held online as a live webcast via the internet at www.virtualshareholdermeeting.com/CSGP2022. The webcast replay of the Annual Meeting will be made available in the Investor section of CoStar Group's website after completion of the Annual Meeting and remain available for a period of time following the call.

We are mailing the Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders eligible to vote at the Annual Meeting on or about April 25, 2022. If you are a registered stockholder, to be admitted to the Annual Meeting, you will need to enter the 16-digit control number found on your Notice or proxy card or voting instruction form. If your shares are held in brokerage accounts and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may be admitted to the Annual Meeting using the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in brokerage accounts should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. Only stockholders as of the record date or their proxies are permitted to attend the Annual Meeting online.

The Annual Meeting will include a question and answer session, and stockholders may submit questions appropriate to our business during the Annual Meeting. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/CSGP2022. Questions pertinent to meeting matters that comply with the meeting rules of conduct will be answered during the question and answer session, subject to time constraints. However, we reserve the right to exclude questions that are not pertinent to meeting matters, irrelevant to the business of the Company, derogatory or in bad taste, or relate to pending or threatened litigation, personal grievances or are otherwise inappropriate. Questions that are substantially similar may be grouped and answered once to avoid repetition. If there are any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints, management expects to post answers to those questions on the “Investor Relations” section of the Company’s website at http://investors.costargroup.com as soon as practicable after the meeting.

We encourage you to access the Annual Meeting 15 minutes before it begins to avoid any delay from technical issues. If you encounter technical issues accessing the virtual Annual Meeting, you can contact the technical support number posted on the log on page at www.virtualshareholdermeeting.com/CSGP2022. We will have technicians available to assist you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2022

The Notice of Meeting and this Proxy Statement, as well as our 2021 Annual Report, are available on our corporate website at http://investors.costargroup.com/financials.

OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM

At the close of business on the record date, Monday, April 11, 2022, there were 395,026,804 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote on each of the eight director nominees and on each of the other proposals.

The presence at the Annual Meeting, online or by proxy, of a majority of the total issued and outstanding shares of common stock entitled to vote constitutes a quorum (the minimum number of shares required to take action) for the Annual Meeting. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum.

The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:

Election of Directors.  Each director will be elected if the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. If the votes cast for an incumbent director do not exceed the votes cast against the director, then the director is required to tender his or her resignation pursuant to the Board’s director resignation policy, and our Board will consider whether to accept or reject such director’s resignation following the Nominating & Corporate Governance Committee’s recommendation.

Each of the Other Proposals.  Each of the other proposals to be voted on at the Annual Meeting will be approved if the number of shares voted “FOR” the proposal exceeds the number of shares voted “AGAINST” the proposal.

Treatment of Abstentions

Abstentions will not affect the outcome of the election of directors or the other proposals because they are disregarded in calculating the total number of votes cast. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

Treatment of Broker Non-Votes

Beneficial owners whose shares are held in brokerage accounts have the right to direct their broker or other nominee how to vote their shares, and the broker or other nominee is required to vote those shares in accordance with their instructions.

Brokers or other nominees have the discretion to vote shares held in brokerage accounts on routine corporate matters, such as ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2), without specific voting instructions from the beneficial owner. Brokers may not vote shares held in brokerage accounts on non-routine matters, such as the election of directors (Proposal 1), approval of the advisory resolution to approve executive compensation (Proposal 3), and voting on a stockholder proposal (Proposal 4) without specific voting instructions from the beneficial owner (this is referred to as a “broker non-vote”). Broker non-votes will not affect the outcome of Proposals 1, 3, or 4.

Broker non-votes will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

PROXY VOTING AND REVOCATION

There are four ways you can vote:

1.By Internet:
a.Before the Meeting, at www.proxyvote.com: Follow the instructions provided in the Notice or, if you receive a complete set of proxy materials by U.S. mail, the instructions on your proxy card. If you are a beneficial owner whose shares are held in a brokerage account, the availability of online voting may depend on the voting procedures of the organization that holds your shares.
b.During the Meeting, at www.virtualshareholdermeeting.com/CSGP2022. Enter the control number included on your Notice, proxy card, or voting instruction form or otherwise provided by your broker or other nominee (as described above on page 1) and follow the instructions on the annual meeting website. If you are a beneficial owner whose shares are held in a brokerage account and have any questions about your control number or how to obtain one, please contact the broker or other nominee that holds your shares.
2.By Telephone: If you receive a complete set of proxy materials by U.S. mail, follow the instructions on your proxy card.
3.By Mail: If you receive a complete set of proxy materials by U.S. mail, complete, sign and return the accompanying proxy card in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you properly complete and execute your proxy card in one of the ways set forth above:

•Your shares will be voted in accordance with your instructions.
•If you sign, date and return your proxy card, and there are any proposals for which you do not provide instructions, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the director nominees, “FOR” ratification of the independent registered public accounting firm, “FOR” the approval of the advisory resolution to approve executive compensation, and “AGAINST” the stockholder proposal.

You may revoke your proxy at any time before it is voted by:

•Delivering to the Corporate Secretary at our principal executive office written notice that you are revoking your proxy;
•Submitting a properly executed proxy bearing a later date;
•Voting again online before the meeting at www.proxyvote.com; or
•Before the electronic polls close, submitting a later-dated vote online during the Annual Meeting, via the Internet, at www.virtualshareholdermeeting.com/CSGP2022.

Simply attending the Annual Meeting online will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker’s directions for changing those instructions.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board has currently fixed the number of directors constituting the Board at eight. At the recommendation of the Nominating & Corporate Governance Committee, the Board has nominated the eight current directors for reelection, all of whom were last elected at the 2021 Annual Meeting of Stockholders.

Each director elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. We know of no reason why any nominee would be unable to serve. If any nominee becomes unable to serve prior to the Annual Meeting, the Board may reduce the size of the Board or designate substitute nominees, and proxies that do not withhold authority to vote for directors will be voted for such substitute nominees. In no event may proxies be voted for a greater number of persons than the number of nominees named. We did not receive any stockholder nominations for directors in connection with the 2022 Annual Meeting.

BOARD COMPOSITION

Our Nominating & Corporate Governance Committee reviews and assesses with the Board the Board’s membership criteria. The criteria include: independence; judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; absence of potential conflicts with the Company's interests; business experience, skills and background, including an understanding of and experience with real estate, information services and technology industries; and finance and marketing expertise. The Nominating & Corporate Governance Committee seeks a diversity of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. When identifying, screening, recruiting and recommending candidates to the Board, the Nominating & Corporate Governance Committee is committed to including in each search qualified candidates who reflect diverse backgrounds, including diversity of gender and race. The current composition of our Board is as follows:

Board Diversity Matrix (as of April 1, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	4
Two or More Races or Ethnicities
LGBTQ+	1
Did not disclose Demographic Background	1

In addition, the Nominating & Corporate Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Nominating & Corporate Governance Committee believes the Board will find valuable in the future, given the Company’s current standing and strategic plans. This evaluation enables the Nominating & Corporate Governance Committee to assess its effectiveness at achieving these Board membership objectives.

As a general matter, we expect that our Board members will have a diverse portfolio of skills, experiences and backgrounds and that each will contribute to the composition of the Board so that collectively, the Board will possess the necessary skills, experience and background to oversee our business and affairs in light of the Company's current standing and strategic plans. Below is a list of key skills and experience that our directors bring to our Board that we consider important in light of our current business and structure. The directors’ individual biographies below describe each director’s most relevant experience, qualifications and skills.

Directors’ Key Skills and Experience
Industry Expertise	Experience in the real estate, information services and technology industries areas is valuable in understanding our growth and development efforts, as well as the market segments in which we operate.
Financial Expertise
An understanding of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our operating performance (which we measure by reference to financial targets), investing activities, financial reporting and internal controls. We expect all of our directors to be financially knowledgeable.

Mergers & Acquisitions Experience
Directors who have a background in mergers & acquisitions transactions can provide insight into developing and implementing strategies for growing our operations through business combinations and also provide relevant input regarding our business strategy. Relevant experience in this area includes experience identifying and valuing proposed transactions, analyzing the ‘fit’ of a proposed acquisition target with our strategy, and integrating acquired companies with our existing operations.

Business Development	Directors who have expertise in business development can provide insight into developing and implementing strategies for growing our business organically.
Public Company Board and Management Experience
Directors who have served on other public company boards and/or as executives of other public companies can offer advice and insight regarding the dynamics and operation of a public company board of directors, the relationship between a board and the Chief Executive Officer ("CEO") and other management personnel, and an understanding of good corporate governance practices and risk management.

Leadership Experience	Directors who have served in a leadership capacity or as executives at other companies provide valuable operational insight and can help the Board operate efficiently and effectively.
NOMINEES FOR THE BOARD OF DIRECTORS

The following table lists the eight director nominees and their current committee memberships:

Name	Employment	Years as a Director(1)	Committee Membership
Michael R. Klein	Chairman, CoStar Group, Inc.; Vice Chairman, Tutor Perini Corporation; Chairman, Gun Violence Archive	35	Compensation (Chairman); Nominating & Corporate Governance
Andrew C. Florance(2)	CEO & President, CoStar Group, Inc.	35	None
Laura Cox Kaplan	Adjunct Professor, American University; former principal/partner, PricewaterhouseCoopers, LLP	6	Nominating & Corporate Governance
Michael J. Glosserman	Trustee, JBG Smith Properties	14	Audit; Nominating & Corporate Governance
John W. Hill	Founder & CEO, J Hill Group	10	Audit (Chairman)
Robert W. Musslewhite	President, Definitive Healthcare	3	None
Christopher J. Nassetta	CEO & President, Hilton Worldwide	20	Compensation; Nominating & Corporate Governance (Chairman)
Louise S. Sams	Retired EVP & General Counsel, Turner Broadcasting System, Inc.	3	Audit

(1)    Years of service include the current year of service.
(2) Executive officer of the Company.

NOMINEES’ BUSINESS EXPERIENCE, QUALIFICATIONS AND DIRECTORSHIPS

Michael R. Klein has been the Chairman of our Board of Directors since 1987. Mr. Klein also currently serves as Chairman of Gun Violence Archive, a non-profit public education organization which he founded in 2014, and as Vice Chairman of the board of directors, Lead Director, Chairman of the Corporate Governance & Nominating Committees, and member of the Audit and Compensation Committees of Tutor Perini Corporation, a publicly-held construction company. Mr. Klein also serves as a director of ThinkFood Group, LLC, a privately held company. He also serves as Chairman of the board of directors of The Shakespeare Theatre Company, as a director and secretary of the American Himalayan Foundation, as a director of the NAACP Legal Defense and Education Fund, as Chairman of the Board of Trustees of the Aspen Music Festival and School and as a trustee of the Aspen Institute. Mr. Klein received a B.B.A. and a J.D. from the University of Miami and an L.L.M. from Harvard University. Mr. Klein is 80 years old.

As a result of his service on our Board since the Company’s inception, Mr. Klein has extensive knowledge of the commercial real estate, information services and technology industries, as well as the Company’s products, services and business strategies. Mr. Klein also brings to the Board extensive experience through his service over the past 30 years on the boards of directors of several other publicly-held companies, as well as several privately-held businesses and non-profit organizations, including in the roles of Chairman and Lead Director. Mr. Klein’s experience gained as a result of his involvement as a founder, director and/or investor in those entities over the past 30 years, including active participation in their business development and management, enables him to contribute significantly to the oversight and governance of the Company. Mr. Klein also has over three decades of service as a corporate and securities lawyer with significant participation in corporate financings and mergers & acquisitions, allowing him to provide valuable insight regarding the Company’s business and growth strategies.

Andrew C. Florance founded the Company in 1987. As President and CEO of CoStar Group, Mr. Florance has directed CoStar Group’s successful expansion from start-up, to its initial public offering in July 1998, to its market-leading position today with a staff of over 4,700 worldwide and a client base that includes the real estate industry’s leading brokerage firms, property owners, and lenders. He manages an international service platform that includes the United States, United Kingdom, France, Spain, Germany, Canada, and several other countries throughout Asia Pacific and Latin America and was utilized by an average of 82 million users a month in 2021. While leading CoStar Group, he has identified, negotiated, and closed more than 30 acquisitions across six countries. Mr. Florance is a recognized authority for analysis of the real estate markets. He co-authored a study about the utilization and usefulness of a massive data set to track apartment rents effectively, titled “What’s Really Happening With Apartment Rents.” The study received a 2016 Manuscript Prize Award from the American Real Estate Society ("ARES"), an association of real estate thought leaders. He conceived of and co-authored the study resulting in the 2010 launch of the CoStar Commercial Repeat-Sale Indices, which is believed to be the most comprehensive and thorough commercial real estate repeat-sale price index available in the market today. The study was recognized as “Best Manuscript” by the James R. Webb ARES Foundation. In addition, Mr. Florance is the recipient of numerous other awards recognizing his accomplishments as an entrepreneur and corporate leader. Mr. Florance was awarded a Doctor of Humane letters from Virginia Commonwealth University in 2019. He served on the board of directors of Walker & Dunlop, Inc. from November 2012 to May 2016 and previously served on the Governing Boards of Beauvoir, The National Cathedral Elementary School and of St. Albans School. Mr. Florance currently serves on the Board of Visitors of Virginia Commonwealth University and on several non-profit boards of directors, including the board of directors of ARES, and the governing board of Management Leadership for Tomorrow, a nonprofit working to develop diverse leaders and expand talent pipelines. Mr. Florance is the Chair of the Cathedral Chapter overseeing the Washington National Cathedral. Mr. Florance received a B.A. in economics from Princeton University. He is 58 years old.

As the founder of the Company and the only member of the Company’s senior management team who serves on our Board, Mr. Florance brings to the Board significant knowledge and understanding of the real estate and information services industries, unique expertise on the Company’s products and services, and extensive leadership experience. Over his tenure with the Company, Mr. Florance has served as the CEO and has been actively involved in all facets of the Company’s business, including developing the Company’s products and services, identifying and developing markets for the Company’s products and services and identifying and integrating acquisition targets. This experience enables Mr. Florance to make significant contributions to the Company’s business development and strategy.
Laura Cox Kaplan is the former Principal-in-Charge of Government, Regulatory Affairs and Public Policy for the professional services and accounting firm PricewaterhouseCoopers ("PwC"), where she spent more than 11 years, from December 2004 to July 2016, managing the firm’s public policy engagement strategy, and almost a decade on the executive management team. In her role at PwC, she also provided advice to clients, particularly at the executive and board level, on developments in public policy and public policy strategy. Ms. Kaplan served on PwC’s Global Public Policy and Regulatory Board, which coordinated public policy strategies across the more than 150 countries in which PwC operates. She served as Chair of the American Institute of Certified Public Accountants’ (AICPA) Federal Legislative Task Force, which coordinated strategies for shaping legislative policy that impacts the accounting profession, and was a member of the Center for Audit Quality’s (CAQ) Executive Management Committee. Prior to joining PwC, Ms. Kaplan served in senior level positions at the U.S. Securities and Exchange Commission and the U.S. Department of the Treasury, where she focused largely on the legislative and regulatory response to corporate governance and accounting failures in the late 1990s and on the implementation of the Sarbanes-Oxley Act of 2002. Ms. Kaplan has been an adjunct professor at American University since January 2017, and currently serves on the following non-profit boards: The Policy Circle; The Bush School of Government and Public Service at Texas A&M University; and Running Start. She sits on the advisory boards for the U.S. Chamber of Commerce Foundation; and All In Together. Ms. Kaplan previously served as an Independent Board Member of The Hunt Companies. Ms. Kaplan is the creator and host of "She Said/She Said Podcast" and She Said/She Said Media, a media platform that showcases women leaders and their impact, and provides personal and career development advice for women. Ms. Kaplan received a Master’s degree from American University and a B.A. from the University of Texas, Austin. She is 52 years old.

Ms. Kaplan has more than 25 years of experience in communications, corporate governance, stakeholder engagement and public policy strategy. She lends her experience and voice publicly to a range of topics important to the public and private sectors, including career and talent development, the importance of developing a diversified workforce and of the value of diversified teams, women’s leadership, and corporate governance. As a result of her experience, Ms. Kaplan brings to the Board valuable leadership, management and corporate governance experience.

Michael J. Glosserman served as a Managing Member of the JBG Companies ("JBG"), a formerly publicly traded real estate investment trust (“REIT”), from 1982 to 2017, and as Chairman of its Executive Committee from 2008 to 2017. In 2017, a newly formed public company, JBG Smith, acquired the management business and certain assets and liabilities of JBG, then the Washington Area’s largest commercial real estate company. He currently serves as a Board Member of JBG Smith Properties a publicly traded REIT. He began his career as a staff attorney with the U.S. Department of Justice, shortly thereafter moving into commercial real estate investment and development with the Rouse Company in 1972 and joined JBG in 1979. His non-professional affiliations include or have included: Trustee, The Better Angels Society; Board Chair and Honorary Trustee, National Building Museum; Trustee, Federal City Council; Advisory Board Member of the University of Pennsylvania Institute for Urban Research; Trustee, Georgetown Day School; and Trustee, Woodley House. He received a B.S. in Economics from the Wharton School at the University of Pennsylvania and received his J.D. from the University of Texas Law School. He is 76 years old.

Mr. Glosserman has over 46 years of experience investing in, developing and owning commercial real estate. As a result of his experience, Mr. Glosserman brings to the Board significant business development, financial and commercial real estate industry expertise. As a user of commercial real estate information, Mr. Glosserman also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential ‘fit’ of acquisition targets and the development and marketing of products and services.
John W. Hill is Founder and CEO of J Hill Group, a professional services practice specializing in assisting clients in improving their management operations, which he started in 2012. He served as the Chief Financial Officer ("CFO") of the City of Detroit, Michigan on a personal services contract from November 2013 to December 2018. Prior to starting his consulting practice, from 2004 to 2012, Mr. Hill served as CEO of Federal City Council, a non-profit, non-partisan organization dedicated to improving the Nation’s Capital. Mr. Hill has previously served in multiple other executive and financial leadership positions, including as Chief Executive Officer of In2Books, Inc. and as a Partner at Andersen, LLP. Mr. Hill previously served as a trustee of Chesapeake Lodging Trust, a publicly traded REIT, from 2010 to 2019, where he also had served as Chair of the Compensation Committee, as a member of the Nominating and Corporate Governance Committee and a member of the Audit Committee at various times, and he previously served as a member of the Audit Committee of Highland Hospitality Inc., a publicly traded company, and various private entities, including Prestwick Pharmaceuticals, Inc. Mr. Hill also serves as an emeritus trustee on The Shakespeare Theatre Company board of trustees, as a member of the board of directors of Step Afrika!, and as Chair of the board of directors of the National Minority AIDS Council. Mr. Hill received a B.S. in Accounting from the University of Maryland, passed the CPA exam and became a Certified Public Accountant in 1977. He is 67 years old.

Through his current and previous positions, Mr. Hill has gained over 40 years of experience in accounting, auditing and financial matters, as well as significant management expertise. As a result of his extensive experience, Mr. Hill brings to the Board valuable financial knowledge and executive management experience.

Robert W. Musslewhite has been the President of Definitive Healthcare since October 2021. Prior to that, Mr. Musslewhite served as the CEO of OptumInsight, Optum’s health services business connecting the health care system with services, analytics, and platforms designed to make clinical and administrative processes easier and more efficient, beginning in August 2019. He joined Optum following Optum’s acquisition of The Advisory Board Company, a publicly traded company that provided best practices research and insight, technology, data-enabled services and consulting services, where he served as CEO from 2008 until 2017 and Chairman from 2013 to 2017. Prior to his appointment as CEO of OptumInsight, Mr. Musslewhite served as CEO of Optum360, a revenue cycle management provider for the healthcare industry from March 2019 until August 2019 and, prior to that, as CEO of Optum Analytics, data and analytics provider for the healthcare industry and CEO of Advisory Board Research, a provider of health care research and best practices from 2017 until March 2019. Prior to joining The Advisory Board Company, Mr. Musslewhite was an Associate Principal with McKinsey & Company, a global management consulting firm, in the Washington, D.C., Amsterdam, and Dallas offices.  Mr. Musslewhite currently serves on the Board of Directors of Ascend Learning, a private company.  Mr. Musslewhite received a J.D. from Harvard Law School and an A.B. in Economics from Princeton University. Mr. Musslewhite is 52 years old.

Through his current and previous positions, Mr. Musslewhite has gained over 20 years of experience in executive management and leadership; business operations and development; growth strategies; development of products and services; and research and technology.

Christopher J. Nassetta is the President and CEO of Hilton Worldwide (fka Hilton Hotels Corporation), a global hospitality company. He joined Hilton Worldwide in December 2007. Prior to joining Hilton Worldwide, Mr. Nassetta was President and CEO of Host Hotels & Resorts, Inc. (fka Host Marriott Corporation), a lodging REIT and owner of luxury and upscale hotels, from May 2000 to December 2007. Mr. Nassetta joined Host Hotels & Resorts, Inc. in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. Prior to joining Host Hotels & Resorts, Inc., Mr. Nassetta co-founded Bailey Capital Corporation in 1991, where he was responsible for the operations of the real estate investment and advisory firm. Prior to founding Bailey Capital Corporation, he spent seven years at The Oliver Carr Company, ultimately serving as Chief Development Officer. In that role, he was responsible for all development and related activities for one of the largest commercial real estate companies in the mid-Atlantic region. Mr. Nassetta serves as Chairman of the World Travel & Tourism Council, as a member of the Real Estate Roundtable, as an Advisory Board member for the McIntire School of Commerce at the University of Virginia, as a member of Federal City Council, and a member of the Economic Club of Washington, D.C. Mr. Nassetta received a degree in finance from the University of Virginia McIntire School of Commerce. Mr. Nassetta is 59 years old.

Through his current and previous positions, Mr. Nassetta brings to the Board significant operational and business development experience, mergers & acquisitions experience, public company board and management experience, leadership experience, as well as commercial real estate industry expertise. As a user of commercial real estate information, Mr. Nassetta also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential “fit” of acquisition targets and the development and marketing of products and services.

Louise S. Sams was the Executive Vice President and General Counsel of Turner Broadcasting System, Inc. ("Turner"), a television and media conglomerate, from 2000 until September 2019. Ms. Sams also served as President, Turner Broadcasting System International, Inc. from September 2003 until May 2012. As General Counsel, Ms. Sams oversaw legal work relating to all of the business activities of Turner and its subsidiaries worldwide. She managed a global legal department, overseeing licensing, clearance and production of content for the Turner television networks and related media services; the sale and distribution of those networks; protection of intellectual property; employment matters; litigation; and transactional work, such as acquisitions and joint ventures. Most recently, Ms. Sams’ focus was on issues related to technology, information security, use of data and consumer privacy, as well as enterprise-wide risk management. In her role as President, Turner Broadcasting System International, Inc., Ms. Sams was responsible for production, distribution and ad sales relating to all kids and entertainment television networks and media services offered by Turner outside of the U.S. and Canada; distribution and commercial operations of CNN’s international services; and Turner’s international joint ventures. Prior to joining Turner in 1993 as a corporate attorney, Ms. Sams was an associate at White & Case, specializing in mergers and acquisitions and securities law. Ms. Sams serves on the boards of the following public companies: Loop Industries, Inc., where she is Chair of the Nominating and Corporate Governance Committee and D & Z Media Acquisition Corp., a special purpose acquisition company where she is a member of the Audit and Compensation Committees. Ms. Sams has been nominated to stand for election to the board of directors of Rollins, Inc. at its annual meeting of stockholders scheduled to be held on April 26, 2022. Ms. Sams currently serves on the following non-profit boards: Princeton University, where she is Chair of the Board of Trustees and Chair of the Executive Committee, Board Development Committee and Compensation Committee; High Museum of Art in Atlanta; The Westminster Schools; and Meals on Wheels, Atlanta, where she chairs the Development Committee. Ms. Sams received a J.D. from the University of Virginia School of Law, and a B.A. from Princeton University, where she graduated magna cum laude. Ms. Sams is 64 years old.

Ms. Sams has over 25 years of experience as a media executive and over 34 years as a practicing attorney. As a result of her broad range of business and legal experience, Ms. Sams brings to the Board valuable business development, growth strategies, risk management, corporate governance, technology, and mergers and acquisitions experience.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee recommended and approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022. As a matter of good corporate governance, the Board is asking stockholders to ratify this appointment. If stockholders do not ratify this appointment, the Board may, but is not required to, reconsider such appointment. Even if stockholders ratify this appointment, the Board may direct the appointment of a different independent auditor at any time during 2022 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Ernst & Young LLP has served as the independent registered public accounting firm for the Company, its subsidiaries, and its predecessors since 1994. A representative from Ernst & Young LLP is expected to attend the Annual Meeting, and will have the opportunity to make a statement and to respond to appropriate questions.
For the years ended December 31, 2020 and 2021, Ernst & Young LLP billed CoStar the fees set forth below, including expenses, in connection with services rendered to CoStar:

	Year Ended December 31, 2020	Year Ended December 31, 2021
Audit Fees(1)	$1,799,528	$1,433,304
Audit Related Fees(2)	$184,000	$24,033
Tax Fees(3)	$100,000	$45,703
All Other Fees	$0	$4,351
Total	$2,083,528	$1,507,392

(1)Audit fees include fees in connection with CoStar’s: (1) annual consolidated financial statements; (ii) quarterly interim financial information; (iii) statutory audits required internationally; and (iv) registration statements.
(2)Audit related fees primarily consist of due diligence on acquisitions and attestation reports for service organizations.
(3)Tax fees primarily consist of acquisition related tax consulting services.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee’s policy is that all audit and non-audit services provided by CoStar’s independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for services to be performed by CoStar’s independent registered public accounting firm are established on an annual (for audit services) or periodic (for permissible non-audit services) basis, detailed as to a particular service or category of services to be performed. Any audit or non-audit service fees that may be incurred by CoStar that fall outside the pre-approved limits must be reviewed and approved by the Chairperson of the Audit Committee or the Audit Committee as a whole prior to the performance of services. CoStar’s independent registered public accounting firm reports to the Audit Committee on a quarterly basis on all services rendered by the independent registered public accounting firm that were pre-approved and all fees paid to the independent registered public accounting firm for such services since the previous quarter’s Audit Committee meeting. The Audit Committee may revise its pre-approval spending limits and policies at any time.
All fees paid to the independent registered public accounting firm in 2021 were pre-approved by the Audit Committee, and therefore no services were approved after the services were rendered pursuant to the “de minimis” exception established by the SEC for the provision of non-audit services.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2022.

PROPOSAL 3
ADVISORY RESOLUTION TO APPROVE
EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, a resolution on the Company’s executive compensation as reported in this Proxy Statement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing in the sections titled “Executive Compensation Tables and Discussion” and “Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table” in this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Securities and Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of CoStar Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2022 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. At the 2021 Annual Meeting, approximately 84% of the votes cast were for approval of the “say-on-pay” advisory vote. The Compensation Committee believes these results demonstrate that our stockholders support our compensation approach.

At our annual meeting of stockholders held on June 6, 2017, our stockholders voted to adopt the recommendation of our Board to vote on the say-on-pay proposal every year at our annual meeting. As a result, we expect to continue to submit our say-on-pay proposal to our stockholders at each annual meeting. We expect to ask our stockholders to vote, on an advisory basis, on a proposal regarding the frequency of the vote on the say-on-pay proposal at our 2023 Annual Meeting, as required by the Dodd-Frank Act.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

ADDITIONAL INFORMATION
CORPORATE GOVERNANCE MATTERS

In 2021 and 2022, the Nominating & Corporate Governance Committee undertook a review of our governing documents and, taking into consideration feedback from stockholders and a review of corporate governance best practices, recommended that the Board adopt certain stockholder-friendly provisions that have become common among large public companies. In April 2022, based on the recommendations of the Nominating & Corporate Governance Committee, the Board adopted the Company’s Fourth Amended and Restated By-Laws, which incorporate new stockholder-friendly provisions, including (i) eliminating supermajority voting requirements in order to implement simple majority voting on all matters submitted for a stockholder vote, (ii) providing for the right of holders of 25% of our outstanding common stock to call a special meeting of stockholders, and (iii) adopting a proxy access provision that allows up to 20 holders of an aggregate of 3% of our outstanding common stock for at least three years to nominate the greater of 20% of the Board or 2 nominees for inclusion in the proxy statement for our annual meeting.

Following such actions, the Company’s key stockholder rights and strong corporate governance practices now include:
•Special Meeting Right. The holders of 25% of our outstanding shares can request a special meeting.
•One Share, One Vote. We have equal voting rights for all of our stockholders.
•Annual Director Elections. All of our directors are elected annually by our stockholders; we do not have a classified or staggered board.
•Majority Voting. We have a majority voting standard for the election of directors in uncontested elections.
•No Supermajority Provisions. Our governance documents do not contain provisions requiring a supermajority stockholder vote on any issue.
•No Stockholder Rights Plan. We do not maintain a stockholder rights plan or “poison pill.”
•Proxy Access. Holders of 3% of our common stock for at least three years can nominate a specified number of directors for inclusion in the proxy statement for our annual meeting.
•Active Stockholder Engagement Program. We engage with our stockholders to solicit their feedback regarding issues including corporate governance and have taken actions to implement stockholder feedback when we believe the action benefits our stockholders as a whole.
•Diverse Board. Our Board reflects diversity in skills, experience and backgrounds, including diversity of gender and race.

The Board believes that the Company’s governance practices encourage stockholder engagement, demonstrate and promote accountability and advance long-term value creation.

Corporate Governance Guidelines

The Board, on the recommendation of the Nominating & Corporate Governance Committee, adopted the Company’s Principles of Corporate Governance, which directs our Board’s actions with respect to, among other things, Board composition, director membership criteria, composition of the Board’s standing committees, and the Board’s performance evaluations. The Company’s Principles of Corporate Governance can be found in the “Leadership” section of the Company’s website under Governance Documents located at http://investors.costargroup.com/leadership.

Identifying and Evaluating Nominees

The Nominating & Corporate Governance Committee identifies nominees for director on its own, as well as by considering recommendations from other members of the Board, officers and employees of CoStar, and other sources that the Nominating & Corporate Governance Committee deems appropriate, which may include professional search firms. The Nominating & Corporate Governance Committee will also consider Board nominees suggested by stockholders if such recommendations are submitted during the period, and include the required information, specified in our Amended and Restated By-Laws, as described under “Stockholder Proposals and Nominations for Directors for the 2023 Annual Meeting” below. The Company may require any proposed nominee to furnish other information as reasonably required to determine eligibility to serve as a director of the Company, including information regarding the proposed nominee’s independence. There is no difference in the manner by which the Nominating & Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

When evaluating nominees for director, the Nominating & Corporate Governance Committee considers, among other things, an individual’s business experience and skills, background, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. If the nominee is a director standing for reelection, that individual’s past contribution and future commitment to CoStar are also considered. The Nominating & Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not establish minimum qualifications or attributes. Candidates are evaluated within the context of the perceived needs of the Board as a whole, so that the members of the Board collectively will possess the necessary skills, experience and background. While the Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity, it believes that it is important that Board members represent diverse viewpoints and seeks to achieve a diversity of occupational and personal backgrounds on the Board. Accordingly, the Nominating & Corporate Governance Committee is committed to including diverse candidates whenever conducting a search for new Board members. The Nominating & Corporate Governance Committee assesses the effectiveness of its approach toward maintaining and encouraging diversity on the Board through on-going, informal feedback from Board members.

Proxy Access

Our By-Laws allow eligible shareholders to propose director nominees for inclusion in the proxy statement in addition to the nominees proposed by the Board. The proxy access By-Law permits shareholders owning 3% or more of our common stock for at least three years, to nominate candidates for election to our Board. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 20% of our Board. The number of shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20. The shareholder(s) and nominees(s) must also satisfy the other requirements contained in our By-Laws.

Board Leadership Structure

Currently, an independent director, Mr. Klein, serves as Chairman of the Board and a separate director, Mr. Florance, serves as CEO. The Board does not have a policy regarding the separation of the roles of CEO and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board at the particular time. The Board has determined that this leadership structure currently is in the best interest of the Company’s stockholders. This structure provides a greater role for the independent directors in overseeing the Company and in setting agendas and establishing Board priorities and procedures; it also permits the CEO to focus on managing the Company’s day-to-day operations.

Independent Directors

The Board has determined that Messrs. Klein, Glosserman, Hill, Nassetta, Musslewhite, and Mses. Cox Kaplan and Sams are each independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. In assessing directors’ independence, the Board took into account certain transactions, relationships, and arrangements involving some of the directors and concluded that such transactions, relationships, and arrangements did not impair the independence of the relevant director. As part of this determination, the Board received information regarding Mr. Klein’s position as Chairman of the Shakespeare Theatre Company, a non-profit organization, and Mr. Hill’s position as an emeritus trustee of the Shakespeare Theatre Company. The Company expensed contributions to the Shakespeare Theatre Company of $200,000 in 2019, $100,000 in 2020, and $100,000 in 2021, which amounts are less than five percent of the consolidated gross annual revenues of the Shakespeare Theatre Company for those years. In addition, the Board considered Mr. Nassetta's service as an executive officer of a company that subscribes to the Company’s services and from which the Company purchased services. The Board also considered that Mr. Glosserman serves as a Trustee of a company that subscribes to the Company’s services. In each such case, the payments to the Company were less than one percent of the consolidated gross annual revenues of the Company in each of the last three fiscal years. In addition, the payments from the Company to Mr. Nassetta's company were less than one percent of the consolidated gross annual revenues of such company in each of the last three fiscal years. Further, the services provided by the Company to and received from Mr. Nassetta's company and the companies for which Ms. Cox Kaplan and Mr. Glosserman serve as a board member and Trustee, respectively, are on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management, which is administered both through the full Board and through Board Committees that oversee specific risks, as described below.

The Company faces a variety of risks, including macro-economic risks, such as inflation, economic downturns, or recession; business-specific risks related to the Company's strategic position, operations, financial structure, legal and regulatory compliance and corporate governance; and event-specific risks, such as natural disasters, pandemics or wars. The Company believes that an effective risk management system should:

•Timely identify the material risks that the Company faces,
•Communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee,
•Implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and
•Integrate risk management into Company decision-making.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day operations. Management is responsible for identifying risk and risk controls related to significant business activities and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk.

Management, typically the Chief Financial Officer or General Counsel, periodically discusses with the Board or appropriate Board committee the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to control risk if and when appropriate. When appropriate, other members of management provide information to the Board or appropriate Board Committees with respect to a specific area of potential risk and how the Company manages or seeks to control the identified risk. The Audit Committee reviews the Company’s cybersecurity risk profile and is informed about the Company’s cybersecurity risk program in periodic presentations by the Company’s Chief Technology Officer. This program provides the Board with an overview of the cybersecurity risks and threats landscape as well as the Company’s risk posture. In some cases, as with risks related to product or service acceptance, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board Committee is responsible for oversight of specific risk topics, in which case management meets directly with the Board Committee. For example, the Audit Committee oversees issues related to internal control over financial reporting and auditor independence, and the Compensation Committee oversees the assessment of risks related to the Company’s compensation policies and programs applicable to officers and employees, as discussed in greater detail below. The Board also works with the Company’s management to assess, analyze and address the most likely areas of future risk for the Company. In February 2022, the Company released its first Sustainability Report, underscoring its commitment to building a foundation of responsible business strategies that drive value for its people, communities, and shareholders through positive environmental, social and governance (ESG) practices. The Company's management anticipates regularly reviewing the Sustainability Report and providing periodic updates to the Board.

Risk Assessment in Compensation Programs

Management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations encourage or create undesired or unintentional risk of a material nature. The Compensation Committee also engaged its independent compensation consultant, Willis Towers Watson, to assess the Company’s executive compensation program. The risk assessment evaluated potential risk factors from three primary perspectives:

•CoStar’s compensation structure and philosophy;
•Pay program design and policies; and
•Governance and the role of the Compensation Committee.

We reviewed all compensation programs, but focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. The Company supports the use of base salary, performance-based compensation and retirement plans that are generally uniform in design and operation throughout the Company. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical throughout the Company, except that sales personnel are also eligible to receive sales commissions depending upon performance. Programs may differ by country due to variations in local laws and customs.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the Compensation Committee’s oversight and administration of executive compensation programs.

Stockholder Communications with the Board

Stockholders may communicate with our Board by sending written correspondence to CoStar Group, Inc., Attention: Corporate Secretary, 1331 L Street N.W., Washington, DC 20005. The Corporate Secretary opens and retains a copy of the contents of such correspondence, and promptly forwards such correspondence to the Chairman of the Nominating & Corporate Governance Committee and, if addressed to a particular committee or Board member, to that committee’s Chairman or such Board member. The Corporate Secretary, together with the Chairman of the Nominating & Corporate Governance Committee and his duly authorized agents, are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating & Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications will be presented to the full Board, individual directors or other appropriate body.

Policy Regarding Attendance at Annual Meetings

CoStar Group encourages, but does not require, directors to attend the Annual Meetings of Stockholders. In 2021, two directors attended the Annual Meeting of Stockholders.

BOARD MEETINGS AND COMMITTEES

Directors are expected to attend all meetings of the Board and the committees on which they serve. During 2021, the Board of Directors held eight meetings. The Audit, Compensation, and Nominating & Corporate Governance committees held four meetings, four meetings, and one meeting, respectively, in 2021. During 2021, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by each committee of the Board on which the director served, during the period in which the director so served.

Board Committees

The Board has standing Audit, Compensation and Nominating & Corporate Governance committees, the composition of which as of the date of this Proxy Statement is set forth below.

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Michael R. Klein		X*	X
Andrew C. Florance
Laura Cox Kaplan			X
Michael J. Glosserman	X		X
John W. Hill	X*
Robert W. Musslewhite
Christopher J. Nassetta		X	X*
Louise S. Sams	X

*Chairman of the Committee

Audit Committee.  The Board has determined that each of the current members of our Audit Committee is independent under applicable Nasdaq and SEC rules for audit committee members and that Audit Committee members Hill and Glosserman are “audit committee financial experts,” as defined by SEC regulations, based on, among other things, the experience, qualifications and skills described above under “Proposal 1 - Election of Directors - Nominees’ Business Experience, Qualifications and Directorships.” Each of our Audit Committee members is financially literate. The Audit Committee assists the Board in fulfilling its oversight responsibilities as to accounting policies, internal controls, audit activities and reporting practices of the Company. The Audit Committee also produces the report of the Audit Committee included in the Company’s Proxy Statement. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

Compensation Committee.  The Board has determined that each of the current members of our Compensation Committee is independent under applicable Nasdaq rules for compensation committee members. The Compensation Committee operates under a written charter adopted by the Board and reviewed annually by the Compensation Committee. The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers and directors, and produces the Compensation Committee report on executive compensation included in the Company’s Proxy Statement. In addition, the Board has designated the Compensation Committee as the Administrator of the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), the Company’s 2016 Stock Incentive Plan (the “2016 Plan”), the Company’s 2016 Cash Incentive Plan, the Company's Employee Stock Purchase Plan, and the Company's Management Stock Purchase Plan (the "MSPP").

Nominating & Corporate Governance Committee.  The Board has determined that each of the current members of our Nominating & Corporate Governance Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. The Nominating & Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board director candidates and performs a leadership role in shaping the Company’s corporate governance. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board and reviewed annually by the Nominating & Corporate Governance Committee.

All of the charters for the Company’s Board committees are available in the “Leadership” section of the Company’s website under Governance Documents located at http://investors.costargroup.com/leadership.
REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for 2021. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

By the Audit Committee
of the Board of Directors

John W. Hill, Chairman
Michael J. Glosserman
Louise S. Sams

DIRECTOR COMPENSATION

The Compensation Committee of the Board annually reviews director compensation for service on the Board and for service on any Board committees and recommends director compensation and any changes to such compensation to the Board for approval. The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee. In 2021, the Compensation Committee reviewed director compensation benchmarking provided by the Compensation Committee's independent compensation consultant, Willis Towers Watson, indicating that the Board's compensation currently fell below the 25th percentile of the company’s peers. Based on the results of this assessment, in September 2021, the Compensation Committee and the Board approved an increase in the value of annual equity grants to non-employee directors from $175,000 to $250,000 to bring them in line with the median levels of peer company data and to make non-employee director compensation more competitive in the marketplace. No other changes were made to our director compensation program. Previously, the Company's director compensation had remained unchanged since 2013. Non-employee director compensation for 2021 is set out below. Directors who are also employees of the Company do not receive any compensation for service on the Board in addition to their regular employee compensation.

Annual Cash Retainers(1)
Board Members (other than Chairman)	$50,000
Chairman of the Board	$120,000
Annual Equity Awards(2)
Board Members (including Chairman)	$250,000
Audit Committee Chairman	$30,000
Compensation Committee Chairman	$15,000
Nominating & Corporate Governance Committee Chairman	$15,000
Audit Committee Member	$15,000
Compensation Committee Member	$8,000
Nominating & Corporate Governance Committee Member	$6,000

(1)Annual cash retainers are paid to directors in biannual installments and to the Chairman in monthly installments. The Company reimburses all directors for reasonable travel and out-of-pocket expenses incurred in connection with their duties as directors, including attendance at meetings.
(2)Annual equity awards are granted on the date of the first regular Board meeting following the date of the annual meeting of stockholders, are payable in the form of restricted stock, are valued at the grant date, and vest in equal, annual installments over a 4-year period around the anniversary of the date of grant as long as the director is still serving on our Board on the respective vesting date. The number of shares of restricted stock granted pursuant to each such restricted stock grant to the directors is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.

Pursuant to the Company’s 2016 Plan and related award agreements, upon a change of control, all restrictions on stock grants will lapse. For more detailed information, see “Change of Control Provisions under the Company’s 2016 Plan” in the section titled “Potential Payments Upon Termination or Change of Control” in this Proxy Statement. Recipients of restricted stock granted under the 2016 Plan are entitled to receive dividends and other distributions, if any, paid with respect to the common stock. The Compensation Committee determines if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

DIRECTOR STOCK OWNERSHIP POLICY
Under the Company’s Director Stock Ownership Policy, each non-employee director is required to own shares of the Company’s common stock with a value equal to five times the annual, standard director cash retainer. The current directors all currently meet this ownership requirement.

Director Compensation Table for Fiscal Year 2021

The following Director Compensation table shows the compensation we paid in 2021 to our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Michael R. Klein, Chairman	$120,000	$271,031	$66,409(3)	$457,440
Laura Cox Kaplan	$50,000	$256,087	—	$306,087
Michael J. Glosserman	$50,000	$271,031	—	$321,031
John W. Hill	$50,000	$280,015	—	$330,015
Robert W. Musslewhite	$50,000	$250,038	—	$300,038
Christopher J. Nassetta	$50,000	$273,077	—	$323,077
Louise S. Sams	$50,000	$265,071	—	$315,071

(1)   This column shows the amount of cash compensation earned in 2021 for Board and Committee service.
(2)  This column shows the aggregate grant date fair value of shares of restricted stock granted in 2021 to each non-employee director, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, “Compensation – Stock Compensation”. Each non-employee director received one grant of restricted stock on September 15, 2021 for his or her service on the Board and any committees, as applicable. Generally, the grant date fair value is the amount the Company expenses in its financial statements over the award's vesting period and is based on the closing price of our common stock on the date of grant, which was $88.95 on September 15, 2021.
(3) The amount represents the incremental costs associated with personal use of the Company's aircraft by Mr. Klein and guests accompanying Mr. Klein and charter flights when the Company's aircraft was unavailable during the year ended December 31, 2021. For purposes of the "Director Compensation Table," we determined the incremental cost by using the invoiced cost of charter flights and for the Company's aircraft by calculating an hourly variable rate for variable costs such as fuel and hourly engine program costs for the aircraft and multiplied that result by the hours flown for personal use, then added one-time, variable costs incurred while using the corporate aircraft for personal use, such as catering and crew travel expenses. Because the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as crew salaries, hangar storage costs and cost of maintenance not related to trips.

The following table shows the number of shares of restricted stock granted to each non-employee director during 2021, as well as the aggregate number of shares of unvested restricted stock held by each non-employee director as of December 31, 2021. Other than as set forth below, the non-employee directors did not hold any other outstanding equity awards at fiscal year-end.

Name	Number of Shares of Restricted Stock Granted 9/15/2021	Aggregate Shares of Unvested Restricted Stock Held as of 12/31/2021
Michael R. Klein, Chairman	3,047	12,037
Laura Cox Kaplan	2,879	7,139
Michael J. Glosserman	3,047	12,037
John W. Hill	3,148	7,978
Robert W. Musslewhite	2,811	4,951
Christopher J. Nassetta	3,070	7,730
Louise S. Sams	2,980	5,300

EXECUTIVE OFFICERS

The following table lists our current executive officers:

Name	Age(1)	Years of Service(2)	Position
Andrew C. Florance*	58	35	Chief Executive Officer, President and Director
Scott T. Wheeler*	58	7	Chief Financial Officer
Lisa C. Ruggles*	55	23	Senior Vice President, Global Research
Frederick G. Saint*	56	23(3)	President, Marketplaces
Frank A. Simuro*	55	23	Chief Technology Officer
Gene Boxer*	47	1	General Counsel and Secretary
Michael Desmarais*	56	3	Chief Human Resource Officer

*     Executive officer as defined by the Securities Exchange Act of 1934, as amended. Messrs. Simuro, Boxer, and Desmarais were designated as executive officers by the Board in April 2022.
(1)  Age determined as of June 1, 2022.
(2)  Years of service include the current year of service.
(3)  Includes years of service with acquired companies.

Biographical information about Mr. Florance appears above under “Proposal 1 — Election of Directors.” Biographical information about each of the other individuals in the table appears below.

Scott T. Wheeler, our Chief Financial Officer, joined the Company in January 2016. Prior to his appointment as Chief Financial Officer, from 2006 until January 2016, Mr. Wheeler served in various roles with Experian, a global information services company. From 2013 until January 2016, Mr. Wheeler served as Chief Financial Officer – Experian North America and Global Technology Services. Experian North America is a regional business group with $2.5 billion in sales across four business segments and twelve operating units. Prior to this, Mr. Wheeler held various positions at Experian in addition to his role as Chief Financial Officer – Experian North America, including Director – SalesShare and Innovation from 2008 to 2012 and Chief Financial Officer of Experian’s Central and South American operations from 2006 to 2007. Mr. Wheeler came to CoStar with 30 years of financial and leadership experience, including four years with Avery Dennison Corporation, a producer of pressure-sensitive labeling, retail tag and ticketing systems; six years with General Electric Company; and ten years with Deloitte & Touche, LLP. He received a B.A. in Business Administration with Accounting concentration from University of Washington, Seattle.

Lisa C. Ruggles, our Senior Vice President, Global Research, joined the Company in November 1999 as a Field Research Photographer. Since joining the Company, Ms. Ruggles has served in various roles of increasing responsibility, including Field Research Operations Manager from 2000 to 2006, Director of Field Research from 2006 to 2009, Senior Director of Field Research from 2009 to 2011, Vice President of Field Research from 2011 to early 2016, and Senior Vice President of Portfolio Research from early 2016 until her appointment as Senior Vice President of Global Research in October 2016.  During her tenure, she launched CoStar’s research coverage of numerous markets throughout the United States, facilitating the Company’s national expansion, launched research coverage in the United Kingdom, and was instrumental in establishing a Toronto-based research center and launching research coverage in Toronto, Canada. She was responsible for operationalizing CoStar’s first aerial research plane to collect high quality images of new construction in an expedited manner. Ms. Ruggles also established CoStar’s research headquarters in Richmond, Virginia, which focuses on the collection and curation of content for all CoStar Group products. Ms. Ruggles received a B.A. in Photography from Savannah College of Art and Design.

Frederick (Fred) G. Saint, President, Marketplaces is responsible for product, marketing and business development for the Apartments.com network of online apartment listing websites, as well as CoStar's Land, Businesses For Sale and European Commercial Real Estate marketplaces. Mr. Saint joined the Company as a result of the Company’s acquisition of LoopNet in 2012, and served as President of LoopNet from April 2012 until January 2016, when he took over as President of Apartments.com. In September 2018, he was promoted to President, Marketplaces. He had previously joined LoopNet as President of Cityfeet and Vice President of LoopNet Business Development in August 2007 upon the acquisition of Cityfeet, where he had served as CEO from January 2004 to August 2007.  Mr. Saint received a B.S. in business administration from Wake Forest University and an M.B.A. in finance and real estate from The Wharton School of the University of Pennsylvania.

Frank A. Simuro, our Chief Technology Officer, joined the Company in December 1999 as Director of Information Systems. He served as Senior Vice President of Information Systems from May 2005 to January 2008 and was promoted to Chief Information Officer in January 2008. Most recently, in March 2015, Mr. Simuro was promoted to Chief Technology Officer. Prior to joining CoStar, Mr. Simuro was Director of Data Warehousing at GRC International (“GRC”). Prior to GRC, Mr. Simuro was a technology consultant specializing in operational efficiency and database technologies. Mr. Simuro received a M.S. in information systems from George Washington University and a B.A. in computer science from State University of New York - Geneseo.

Gene Boxer, our General Counsel and Secretary, joined the Company in March 2022. Previously, Mr. Boxer served as Executive Vice President, Group General Counsel, of Sirius International Insurance Group from August 2016, and as its Chief Strategy Officer from September 2018, until February 2021. From January 2011 until October 2015, Mr. Boxer served as Global General Counsel of Cushman & Wakefield, where he headed the Legal and Compliance functions and served as a member of the Executive Committee and Global Management Committee, and Co-Chaired the Global Enterprise Risk Management Committee, of the firm. From October 2006 until January 2011, Mr. Boxer served as a senior member of the Restructuring Group and Legal Mergers & Acquisitions Group of American International Group, Inc. (AIG). Prior to October 2006, Mr. Boxer practiced at Milbank, LLP, focusing on mergers and acquisitions and securities offerings. Mr. Boxer is a graduate of Boston University School of Law and New York University, where he received a B.S. in Finance and International Business from the Leonard N. Stern School of Business.

Michael Desmarais, our Chief Human Resources Officer, joined the Company in July 2019. Prior to joining the Company, Mr. Desmarais was a Managing Director within Human Capital Management at Goldman Sachs & Co., a global investment bank and financial services company, from February 2002 to July 2019.  Over the course of more than 17 years, he contributed innovative thought leadership and held a variety of senior positions including, Head of Human Resources for Engineering from January 2018 to July 2019,  Chief Operating Officer for the Human Capital Management division from January 2017 to January 2018 and Head of Global Recruiting from March 2013 to January 2017. Additionally, he spent approximately 10 years in Executive Search where he was responsible for establishing and managing the New York City region for Vendor Professional Services, NV from September 1993 to February 2002. Mr. Desmarais began his career in public accounting at KPMG and later Grant Thornton, becoming a Certified Public Accountant in 1993.  Mr. Desmarais graduated from Stonehill College with a BS in Accounting.

STOCK OWNERSHIP INFORMATION

The following table provides certain information regarding the beneficial ownership of our common stock as of April 1, 2022, unless otherwise noted, by:

•The individuals listed in the Summary Compensation Table in this Proxy Statement (whom we refer to collectively in this Proxy Statement as the “named executive officers”);
•Each of our current directors;
•Each person we know to be the beneficial owner of more than 5% of our outstanding common stock (based upon Schedule 13D and Schedule 13G filings with the SEC, which can be reviewed for further information on each such beneficial owner’s holdings); and
•All of our current executive officers and current directors as a group.

Name and Address(1)	Shares Beneficially Owned(1)	Percentage of Outstanding Shares(1)
Michael R. Klein(2)	2,224,767	*
Andrew C. Florance(3)	2,132,301	*
Scott T. Wheeler(4)	321,010	*
Lisa C. Ruggles(5)	237,290	*
Frederick G. Saint(6)	306,990	*
Laura Cox Kaplan(7)	7,139	*
Michael J. Glosserman(8)	93,807	*
John W. Hill(9)	23,748	*
Robert W. Musslewhite(10)	4,951	*
Christopher J. Nassetta(11)	267,180	*
Louise S. Sams(12)	5,300	*
BlackRock, Inc.(13)	23,945,281	6.06%
T. Rowe Price Associates, Inc.(14)	27,653,214	7.00%
The Vanguard Group(15)	34,552,931	8.75%
All current executive officers and directors as a group (11 persons)(16)	5,624,483	1.42%

(1)   Unless otherwise noted, each listed person’s address is c/o CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of shares, as well as the right to acquire beneficial ownership within 60 days of April 1, 2022, through the exercise of an option or otherwise. Except as indicated in the footnotes to the table and to the extent authority is shared by spouses under applicable law, we believe that the persons named in the table have sole voting and dispositive power with respect to their reported shares of common stock. The use of * indicates ownership of less than 1%. As of April 1, 2022, the Company had 395,013,795 shares of common stock outstanding.

(2)  Includes 7,657 shares of restricted stock that are subject to vesting restrictions and 620,994 shares that, as of December 31, 2021, were pledged to secure a margin loan.

(3) Includes 1,373,190 shares issuable upon options exercisable within 60 days of April 1, 2022, as well as 504,040 shares of restricted stock that are subject to vesting restrictions.

(4) Includes 85,330 shares issuable upon options exercisable within 60 days of April 1, 2022, as well as 162,870 shares of restricted stock that are subject to vesting restrictions. Includes 3,173 shares held in Trusts for the benefit of Mr. Wheeler’s adult children for which Mr. Wheeler serves as a trustee.

(5) Includes 87,330 shares issuable upon options exercisable within 60 days of April 1, 2022, as well as 110,250 shares of restricted stock that are subject to vesting restrictions.
(6) Includes 73,330 shares issuable upon options exercisable within 60 days of April 1, 2022, as well as 113,880 shares of restricted stock that are subject to vesting restrictions.

(7)  Includes 7,139 shares of restricted stock that are subject to vesting restrictions.

(8)  Includes 7,657 shares of restricted stock that are subject to vesting restrictions.

(9) Includes 7,978 shares of restricted stock that are subject to vesting restrictions.

(10) Includes 4,421 shares of restricted stock that are subject to vesting restrictions.

(11) Includes 7,730 shares of restricted stock that are subject to vesting restrictions.

(12) Includes 4,720 shares of restricted stock that are subject to vesting restrictions.

(13) Number of shares beneficially owned is as of December 31, 2021 and is based on a Schedule 13G/A filed by BlackRock, Inc. on February 1, 2022. The reporting person had sole voting power with respect to 21,224,697 shares and sole dispositive power with respect to 23,945,281 shares, and shared voting and shared dispositive power with respect to no shares. The address of the reporting person is 55 East 52nd Street, New York, NY, 10055.

(14) Number of shares beneficially owned is as of December 31, 2021 and is based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 16, 2022. The reporting person had sole voting power with respect to 7,101,851, sole dispositive power with respect to 27,653,214 shares, and shared voting and shared dispositive power with respect to no shares. The address of the reporting person is 100 E. Pratt Street, Baltimore, MD 21202.

(15) Number of shares beneficially owned is as of December 31, 2021 and is based on a Schedule 13G/A filed by The Vanguard Group on February 9, 2022. The reporting person had sole voting power with respect to no shares, shared voting power with respect to 370,941 shares, sole dispositive power with respect to 33,699,574 shares, and shared dispositive power with respect to 853,357 shares. The address of the reporting person is 100 Vanguard Boulevard, Malvern, PA 19355.

(16) Includes 1,619,180 shares issuable upon options exercisable within 60 days of April 1, 2022, as well as 938,342 shares of restricted stock that are subject to vesting restrictions. This amount does not include the stock ownership of Messrs. Simuro, Boxer, and Desmarais, each of whom were appointed as an executive officer after April 1, 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information with respect to the Company’s equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	1,988,585(3)	$39.18(4)	15,305,060(5)
Equity compensation plans not approved by security holders(2)	—	—	1,275,990

(1)Consists of the following plans: the 2007 Plan, the 2016 Plan, and the Company’s Employee Stock Purchase Plan.
(2)Consists of the Company’s MSPP. The MSPP was approved by the Board of Directors on December 7, 2017 and was not subject to approval by the Company's stockholders. The MSPP provides selected employees of the Company the opportunity to defer a portion of their bonus and commission compensation, and enables the Company to align management and shareholder interests, through awards of Deferred Stock Units (“DSUs”), with an aggregate grant date value equal to the deferred compensation, issued under the MSPP and awards of matching restricted stock units issued under the 2016 Plan. DSUs issued under the MSPP are fully vested at grant and are settled upon the earliest of (i) four years after the date of grant; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s separation from service from the Company, or (v) a change in control (as defined in the MSPP) of the Company. Matching restricted stock units vest four years after the date of grant, subject to the participant’s continued employment through that date, or upon a change in control of the Company that occurs prior to such date.
(3)Includes 12,485 shares of common stock subject to restricted stock unit awards that vest over time. The actual number of shares issued with respect to these awards depends on whether the vesting conditions are met.
(4)Does not include restricted stock unit awards.
(5)Includes 1,233,863 shares of common stock available for future issuance under the Company’s stockholder-approved Employee Stock Purchase Plan, which amount includes 5,760 shares subject to purchase during the then-current purchase period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Klein and Nassetta, each a non-employee director, served on the Compensation Committee during fiscal year 2021. Mr. Klein serves as the Chairman of the Board of the Company. None of the members of the Compensation Committee during fiscal year 2021 were officers or employees of the Company or any of its subsidiaries during or prior to fiscal year 2021. During 2021, none of the Company’s executive officers served as a director or compensation committee member of any entity with an executive officer or director who served as a director or Compensation Committee member of the Company.
COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2022 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and this Proxy Statement.

By the Compensation Committee
of the Board of Directors

Michael R. Klein, Chairman
Christopher J. Nassetta

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes CoStar’s executive compensation program for 2021, elements of the program’s design that were implemented and maintained in response to past stockholder concerns, and the goals that drive the design of the program. Our Compensation Committee is responsible for reviewing our executive compensation program and for reviewing and approving the compensation arrangements for our executive officers.

Our “named executive officers” or “NEOs” are the executive officers who are included in the Summary Compensation Table in this Proxy Statement. They include the following current officers:

Name	Title
Andrew C. Florance	Chief Executive Officer, President and Founder
Scott T. Wheeler	Chief Financial Officer
Lisa C. Ruggles	Senior Vice President, Global Research
Frederick G. Saint	President, Marketplaces
Messrs. Simuro, Boxer, and Desmarais were designated as executive officers by our Board in April 2022 and were not executive officers in 2021.

EXECUTIVE SUMMARY
BUSINESS OVERVIEW

CoStar is a leading provider of online real estate marketplaces, information, and analytics. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Headquartered in Washington, D.C., CoStar maintains offices throughout the U.S., Europe, Canada and Asia, with a staff of over 4,700 worldwide, including the industry's largest professional research organization. CoStar's primary brands include CoStar, Apartments.com, LoopNet, STR, Ten-X, BizBuySell, LandsofAmerica, Homes.com, and Homesnap.

2021 was another fantastic year for CoStar Group. Despite the persisting challenges faced by many companies because of the Covid-19 pandemic, CoStar Group increased revenue by $285 million, or 17%, from $1,659 million in 2020 to $1,944 million in 2021. We have maintained a tremendous track record for revenue growth, having achieved double-digit growth for 10 straight years. In 2021, CoStar Group generated $217 million of net new bookings, up 18% compared to 2020. Our sales and product teams continued to provide exceptional customer support and increased functionality, which allowed our sales team to right-size pricing in many of our businesses. These pricing actions further validate the value of our products for our customers. As a result, we achieved our largest quarter ever in net new bookings in the fourth quarter of 2021, which we believe will act as a springboard going into 2022. CoStar Group reported $293 million in net income in 2021, an increase of 29% compared to $227 million in 2020.

CoStar - CoStar revenue for 2021 was $723 million, an increase of 9% compared to 2020. Revenue growth accelerated in the second half of the year as we executed global upgrade and pricing campaigns. The sustained growth we see in Costar highlights our position as a core provider for our customers and our increased investment in the data and functionality of the product.

Information Services - Information Services revenue increased 9% to $142 million in 2021 compared to 2020. The global hospitality business was severely impacted as a result of the Covid-19 pandemic, which impacted the performance of our STR offerings for the hospitality industry in the early stages of the pandemic.

Multifamily - Multifamily revenue increased 13% to $679 million in 2021 compared to 2020. The first half of 2021 benefited from the strong bookings in 2020, but revenue softened in the second half of the year as a result of record low vacancy rates. Revenues improved in the fourth quarter of 2021 with net new bookings increased $20 million over the third quarter driven by improved sales execution and price realization in the face of a continued ultra-low vacancy market.

LoopNet - LoopNet revenue increased 15% to $208 million in 2021 compared to 2020, with site traffic increasing 26% over 2020.

Residential - Residential revenue was $75 million in 2021. Our agent engagement and usage were strong throughout the year. In the fourth quarter alone we grew our registered users by 12% from the same period in 2020 and grew our active users by 30% in the fourth quarter.

Other Marketplaces - Our Other Marketplaces consist of Ten-X, BizBuySell, and LandsofAmerica. Revenue from these businesses grew 38% in total in 2021 compared to 2020. Ten-X sold $2.2 billion in gross merchandise value in 2021, up 47% year-over-year, which represent's Ten-X's best performance since 2016.

Revenue by service can be found in footnote 3 (on page F-19) to the financial statements in the 2021 Annual Report.

Our strong financial performance is a manifestation of the strong operational execution and investments we continue to make. We continue to increase our marketing spending to maintain and grow our top status in many of the marketplaces in which we operate. Average monthly unique visitors on our Apartments.com network in the fourth quarter of 2021 were 25 million, up 17% year over year. Leads delivered by Apartments.com grew 46% in 2021. The strong industry backdrop for apartment owners, combined with a superior advertising value, demonstrated through site traffic and leads, positioned Apartments.com to execute our new pricing strategy. As a result, cost per lead has begun to improve, and we saw a significant improvement in net bookings in the fourth quarter of 2021 over the third quarter of 2021. 2021 was also a very successful year for the LoopNet franchise with full year revenue of $208 million, or 15% higher than 2020. Unique visitors grew 22% in the fourth quarter year over year, and LoopNet network traffic was 10 times the level of the nearest competitor.

The Company ended the year with approximately $3.8 billion in cash, which provides strong liquidity for the business and allows us to pursue strategic acquisition opportunities.

In 2021, we completed two acquisitions. In May 2021, we acquired Homes.com, a residential marketing and listing portal. This acquisition sets the stage for us to offer sellers, buyers, and real estate agents a better, more collaborative online home sale and purchase experience. In October 2021, we acquired BureauxLocaux, a leading commercial property digital marketplace in France. Consistent with our long-term strategy, we expect these investments to accelerate our entry into market areas adjacent to our existing markets and to help us build scalable, profitable businesses with strong leadership positions and create a platform for continued growth.

As part of our investor outreach, our management continues to regularly communicate with our investor base about the Company’s plans and associated investments. Management communicated with investors throughout the year through quarterly press releases and conference calls that were recorded and made available on the Company’s website, as well as by participating in hundreds of in-person meetings and presentations at investor conferences. The Company also conducted hundreds of additional investor telephone calls throughout the year. The Company actively communicates and discusses with investors our progress towards stated strategic initiatives, as well as expected investments and the rationale and expected returns on those investments.
EXECUTIVE COMPENSATION PLAN AND PERFORMANCE HIGHLIGHTS

CoStar Group’s executive compensation program is designed to hold our executives accountable for corporate results over the short and long term, and to reward them for successful execution. As a result, a substantial portion of our executives’ overall compensation is tied to performance. The charts below illustrate the percentage of 2021 compensation (based on target award opportunities) that was performance-based, including cash incentives, restricted stock, the value of which was determined based on performance in the prior fiscal year (2020), long-term performance shares and options, and the percentage that is fixed, consisting solely of base salary.
The Compensation Committee links executive compensation to the attainment of challenging goals. Cash compensation includes payments under our executive annual cash incentive plan that are based on Company performance relative to operational goals as well as individual performance. Equity-based compensation is used to align executive compensation with the long-term interests of our stockholders, including a focus on increasing the Company’s total stockholder return (TSR) both on an absolute and a relative basis.
2021 Variable Compensation Drivers and Outcomes

Both annual and long-term incentives are based on measurable and objective performance metrics. The following summarizes Company-wide performance targets against actual 2021 performance for certain key financial metrics. The Company’s executive compensation for 2021 performance reflects the investments made in the business as well as our financial and operational results. The Company’s achievement of outstanding financial results in 2021 resulted in the executive officers achieving 200% credit for the net income goal tied to their annual stock awards and 200% credit for the EBITDA goal tied to their cash incentive awards. The Company’s achievement of cumulative revenue for the three-year performance period from January 1, 2019 through December 31, 2021, with respect to the long-term performance-based restricted stock awards granted in 2019, was 101.1% of the target goal, which resulted in the executive officers achieving 157.5% credit for the revenue portion of the award. Because the Company’s TSR for the three-year performance period was above the 75th percentile, the executive officers achieved 120% credit for the TSR portion of the award. Because the TSR for the three-year period was above the target, the award was adjusted upward and 189% of the target shares awarded to the executive officers on February 25, 2019 vested on February 16, 2022, after certification of achievement by the Compensation Committee on February 16, 2022.

Incentive Plan Metrics Used to Assess Performance in 2021

Plan	Financial Metric	2021 Target	2021 Actual	2021 Achievement	2020 Actual
Annual Restricted Stock Award Based on Prior Year Performance (which we refer to as “annual performance-based restricted stock”)	Net Income, as adjusted	$248.6 million	$292.6 million	Exceeded	$271.4 million(1)
Annual Cash Incentive Plan	EBITDA, as adjusted(2)	$496.2 million	$565.0 million	Exceeded	$465.6 million(3)
(1)Net Income achieved for year end 2020 was adjusted up by $44.3 million for one-time acquisition-related costs consisting of the RentPath extension payment and termination fee, in accordance with and pursuant to the terms of the Company's 2016 Stock Incentive Plan.
(2)The definition of EBITDA and a reconciliation of the 2021 actual EBITDA set out above to its GAAP-basis result can be found in footnote 14 to the financial statements included in the 2021 Annual Report. EBITDA is also defined below under the subsection titled “2021 Annual Cash Incentive Program” within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.

(3)EBITDA achieved for year end 2020 was adjusted up by $59.5 million for one-time acquisition-related costs consisting of the RentPath extension payment and termination fee, in accordance with and pursuant to the terms of the executive annual cash incentive plan.

Consistent with awards granted in 2021 for 2020 performance, the Committee determined to use net income as the financial metric for the annual performance-based restricted stock awards granted in 2022 for 2021 performance to align the compensation target with GAAP-basis results.  Further, consistent with the executives’ 2020 cash incentive, the Committee decided to base the executives’ 2021 cash incentive on EBITDA. See below for an explanation as to how the target goals were set.

Plan	Financial Metric	2019-2021 Target	2019-2021 Actual	2019-2021 Achievement	2018-2020 Actual
Long-Term Performance-Based Restricted Stock*	Revenue	$4,946 million	$5,003 million	Exceeded	$4,251 million
Long-Term Performance-Based Restricted Stock (modifier)	TSR	50th percentile	80th percentile	Exceeded	98th percentile
*    The Long-Term Performance-Based Restricted Stock awards are subject to vesting based on achievement of a three-year cumulative revenue goal and are subject to adjustment based on the Company’s total stockholder return over the same period.

Setting Challenging Targets Based on Market Conditions and Corporate Strategy
Targets for annual cash incentive and annual performance-based restricted stock awards were set at the beginning of 2021 based on the Company’s operating plan and growth expectations and revised following the acquisition of Homes.com. The 2021 profitability targets were challenging but did not stifle investment for future growth. Net income was targeted to increase from our actual performance of $227 million in 2020 (not including the $44.3 million upward adjustment) to $249 million in 2021 and included a $56 million investment in Homes.com and residential expansion efforts. Our EBITDA target for 2021 was $496 million inclusive of the aforementioned residential investment which was up $90 million from the $406 million in EBITDA Costar Group achieved in 2020 (not including the $59.5 million upward adjustment). The increase reflects the sustained investment in marketing and operations from prior year and the strong revenue growth in our subscription products.

In addition to the aggressive profitability and EBITDA targets, Costar Group sought to bring all employees back to the office in the third quarter of 2021. The return to office process was challenging and led to elevated attrition rates compared to prior years. We were successfully back in the workplace by the end of the third quarter of 2021 and have begun to see hiring levels increase and attrition levels decline.

As a result of the strong performance of our experienced management team and frontline employees, the Company exceeded its profitability goals for the year while continuing to drive strong revenue growth and invest in the business. Total revenue growth for the year was 17% at $1.95 billion. Net income grew to $293 million, $44 million above target. EBITDA for 2021 grew to $565 million, exceeding the target by approximately 14%, or $69 million, despite the unprecedented macro-economic environment in our Apartments.com business. In addition, the Company continued to deliver strong net new subscription sales, which together with management’s continued focus on operational efficiency and cost reduction, resulted in stronger than forecasted earnings results. Further, the Company believes that our continued investment in our core business, along with our expansion into the residential business, will set the foundation for the Company to continue to deliver double digit growth for many years to come.

Performance for the Year 2021
* The definition of EBITDA and a reconciliation of the EBITDA amounts above to their respective GAAP basis results can be found in footnote 14 (beginning on page F-35) to the financial statements included in the 2021 Annual Report.

2021 STOCKHOLDER OUTREACH AND SAY ON PAY RESPONSE
CoStar annually offers stockholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At our annual meeting in June 2021, approximately 84% of the votes cast were voted in favor of the say-on-pay proposal covering our executive compensation program for 2020. As evidenced by this high level of stockholder support for the compensation of the Company’s named executive officers, the Compensation Committee values stockholder feedback and endeavors to respond to stockholders’ concerns. We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, such as executive compensation. Many of the current program features are a result of the Company proactively reaching out to stockholders to discuss the Company’s executive compensation program. In response to previous stockholder discussions, the Committee implemented and approved a long-term performance component within the executive compensation program; distinct financial metrics for the annual awards of cash incentives, performance-based restricted stock and the three-year performance-based restricted stock awards; the executive stock ownership policy; and the clawback policy. In light of the high level of stockholder support, the Committee did not make any changes to the executive compensation program directly as a result of the 2021 say-on-pay vote.
2021 INVESTOR OUTREACH
In 2021, the Company continued to proactively reach out to stockholders to discuss the Company’s executive compensation philosophy, goals and plans and to obtain feedback on our executive pay program. The Company spoke with stockholders representing over 75% of the Company’s outstanding common stock, including 20 of the top 25 stockholders, to obtain any feedback on executive compensation. The stockholders generally expressed approval of the current executive compensation program.
The Compensation Committee carefully considers feedback the Company receives as part of its annual review of our executive compensation program. The Committee has determined the basic structure of our executive compensation program, which continues to include significant changes previously made in response to stockholder feedback. The next page sets out highlights of the design of the current executive compensation program and the Company’s corporate policies.

HIGHLIGHTS OF THE EXECUTIVE COMPENSATION PROGRAM

Purpose	Compensation Program/ Policy
Structure executive compensation program with focus on achievement of Company performance goals.
Equity incentive compensation granted in 2021 consisted of 45% annual performance-based restricted stock (which vest ratably over three years after grant), 15% stock options (which vest ratably over three years after grant), and 40% long-term performance shares (which vest based on achievement of a three-year cumulative revenue goal and are subject to adjustment based on the Company’s total stockholder return over the same period). The Committee adopted this same mix for equity incentive compensation granted in 2022.

Structure executive compensation program to include both long-term and short-term performance goals.
Equity incentive compensation includes a three-year performance metric for the long-term performance shares, a one-year performance metric for the annual performance-based restricted stock and our annual incentive plan includes a one-year performance metric for cash incentive awards.

Align executives’ interests with stockholders’ interests.
In order to even more closely align long-term incentives with stockholder results, the equity incentive compensation provides for adjustment of the long-term performance shares issued to executives based on the Company’s total stockholder return relative to the Russell 1000 index.

Structure annual and long-term incentive compensation so that payouts are based on different performance metrics.
The executive compensation program utilizes distinct performance metrics as follows:
•    Annual incentive plan – EBITDA and individual objectives
•    Annual performance-based restricted stock – net income
•    Performance shares – 3-year cumulative revenue goal, adjusted by relative total stockholder return (measured against the Russell 1000 index).

Structure executive compensation to motivate and reward performance and retain executives, but generally keep in line with median peer values.	Aggregate equity compensation granted to executives in 2021 generally targeted between the 50th and 75th percentiles of the median peer values.
Maintain robust executive compensation corporate governance policies.
The Company has executive and Director stock ownership policies as follows:
•    CEO and President – 6X base salary
•    Other executive officers - 2X base salary
•    Non-employee Directors – 5X annual, standard Director cash retainer
The Company has a clawback policy.
The Company maintains Principles of Corporate Governance.
The Company prohibits directors, officers and employees from engaging in hedging transactions in Company stock.

EXECUTIVE COMPENSATION PRACTICES
Below we highlight certain executive compensation practices we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices we do not employ because we do not believe they would serve our stockholders’ long-term interests.

What We Do
Pay for Performance. We tie annual pay to objective performance metrics, including our fiscal year 2021 EBITDA and net income. We tie long-term pay to three-year cumulative revenue and total stockholder return. We ask our independent compensation consultant to evaluate the alignment of pay and performance relative to our peer group.
Total Stockholder Return Metric. Linking executive compensation to stockholder performance is important, therefore the Compensation Committee made relative stockholder return a factor in determining performance share payouts. Further, stock options and performance-based restricted stock are awarded annually, and the value of those awards to the executives is ultimately based on stock price performance.
Executive Stock Ownership Guidelines. Executives are expected to own shares of CoStar common stock with a value equal to at least two to six times base salary, depending on position.

Vesting Period on Equity Awards. Options and annual performance-based restricted stock vest ratably over three years.

Clawback Policy. If a restatement of our financial statements is required due to material non-compliance with financial reporting requirements and the Board determines that cash incentive payments or performance-based equity grants, which were granted or vested based on financial results during the three years prior to the date the restatement is required, would have been lower had they been determined or calculated based on restated results, the Board will, to the extent permitted by governing law, seek to recover the value of such payments made to executive officers whom the Board determines engaged in willful misconduct or gross negligence. The Compensation Committee believes that this policy will lessen any potential for excessive risk-taking.
Target Pay. We generally target each component of pay at +/- 15% of the median of the peer group, except as may otherwise be appropriate to reflect promotions, tenure, new-hire needs, internal pay equity, etc. The Compensation Committee periodically reviews the compensation peer group and makes adjustments, when appropriate, to keep pay practices competitive and in line with investor expectations.

What We Don’t Do
Limited Employment Agreements.  We do not provide our named executive officers, with the exception of the Chief Executive Officer, with employment agreements that provide severance payments, medical or insurance benefits or other perquisites in the event the executive is terminated or resigns. Mr. Wheeler, our Chief Financial Officer, has employment terms pursuant to an offer letter that provide for a severance payment in the event he is terminated by the Company without cause or he terminates his employment for good reason. A Company-wide severance policy provides minimal severance pay tied to tenure to executives when employment ends and is available generally to all salaried employees.
Limited Golden Parachute Gross-Up. We do not provide a 280G golden parachute excise tax gross up to any executive other than our Chief Executive Officer, who has had the provision in his employment agreement since 1998.
No Guaranteed Minimum Payouts. We do not have guaranteed minimum payment levels for executives’ cash incentives or performance-based equity awards.
No Repricings.  Our stock incentive plans and Nasdaq listing standards prohibit us from repricing options without stockholder approval.

EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

The Company’s Compensation Committee (the “Committee”) is responsible for designing and maintaining the Company’s executive compensation program consistent with the objectives below. The Company’s executive compensation program seeks to:

•Link executive compensation with the achievement of overall corporate goals
•Encourage and reward superior performance
•Maintain competitive compensation levels in order to attract, motivate and retain talented executives
•Align executives’ interests with those of the Company’s stockholders

DETERMINING EXECUTIVE COMPENSATION

The Committee annually establishes and reviews all forms of direct compensation, including base salaries, annual cash incentive bonuses, and both the terms and types of equity awards, for the Company’s named executive officers as well as other officers of the Company. As part of the compensation review process, the Committee annually reviews and approves each element and the mix of compensation that comprises each named executive officer’s total compensation package. Our independent compensation consulting firm and Chief Executive Officer make recommendations to the Committee for each element of compensation awarded to named executive officers (including establishment of individual and corporate financial goals), but the Committee must approve each element of and any changes to a named executive officer’s compensation. The Committee may consider a number of factors in establishing or revising each named executive officer’s total compensation, including individual performance, the Company’s financial performance, external market and peer group practices, current compensation arrangements, internal pay equity considerations and long-term potential to enhance stockholder value. Particular factors considered by the Committee with respect to each element of executive compensation are discussed below.

Periodically the Committee has retained independent compensation consulting firm Willis Towers Watson to assist it in gathering comparison data and to provide it with information about trends in compensation among comparable companies based on factors such as market capitalization, annual revenues, earnings, operating cash flow, and business focus and operations. The Committee believes that comparing the compensation of each of the Company’s named executive officers with executives in comparable positions at these peer companies supports the Committee’s goal that the total compensation provided to the Company’s named executive officers be set at an appropriate level to attract, reward and retain top performers over the long term. In general, the Committee currently believes that compensation is competitive if it falls within +/- 15% of the median levels of peer company data provided by its compensation consultant, as discussed below. Where peer company data is not available, the Committee reviews individual responsibility and performance, prior compensation, external market and competitive practices (including available general industry executive compensation data), and internal pay equity considerations when setting an executive officer’s compensation.

The Committee assesses each element of the compensation program within the whole, however, and may target certain elements of executive compensation at different levels (i.e. higher or lower than +/- 15% of the median levels of peer companies) depending on the Company’s current goals, individual achievement and internal pay equity considerations. Changes to different or particular elements of an executive's compensation or significant changes to peer practices may result in total target compensation being higher or lower than +/- 15% of the median levels of the peer company data.

In connection with the Committee's executive compensation determinations in February 2021, the Committee engaged Willis Towers Watson in fall 2020 to review and recommend revisions to the Company’s competitive peer group and to update its review and competitive assessment of the Company’s executive compensation program based on the peer group. In connection with executive compensation determinations made by the Committee in February 2022, the Committee engaged Willis Towers Watson again in fall 2021 to review the Company’s competitive peer group and to update its review and competitive assessment of the Company’s executive compensation program. The Committee’s decisions regarding executive compensation for 2021, including executives’ long-term incentives or equity compensation for 2021, were based on Willis Towers Watson’s recommendations resulting from both its fall 2020 and fall 2021 engagements.

Willis Towers Watson reported directly to the Committee when performing the executive compensation studies and, at the direction of the Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to named executive officer compensation. In the future, the Committee plans at its discretion to retain Willis Towers Watson or another consulting firm from time to time to update or perform new studies to be used in connection with its executive compensation decisions.

Willis Towers Watson’s recommended peer companies culminated from review of peer companies included in the Research and Consulting GICS code, as well as peer companies previously selected by CoStar, peers selected by proxy advisors and other peers with similar business models and those referenced by analysts, in each case to which size screening criteria were applied. Willis Towers Watson screened these peers by considering companies with revenue, net income, EBITDA, market cap, and/or operating cash flow, between .5x and 2.5x of CoStar’s. The potential peer list was further refined based on the number of criteria met through the size screening, similar business model or focus, peers of current peers, and peer companies selected by proxy advisors. After its review, Willis Towers Watson recommended that peer group remain the same with no changes from the prior year given the continued applicability of the peer group and the fact that none of the peer companies experienced a major transaction that would disqualify them.

The following is the list of peer companies approved by the Committee based upon the recommendation of Willis Towers Watson in fall 2020 as comparable to the Company. Within the selected peer group, the Company fell near the 32nd percentile in terms of revenues, 55th percentile in terms of net income, and 79th percentile in terms of market capitalization (as of October, 1, 2020).

• ANSYS, Inc.	• ServiceNow, Inc.
• Citrix Systems, Inc.	• Splunk, Inc.
• CoreLogic, Inc.	• TransUnion
• FactSet Research Systems Inc.	• Tyler Technologies, Inc.
• Fair Isaac Corp.	• VeriSign, Inc.
• Gartner, Inc.	• Verisk Analytics, Inc.
• Mercadolibre, Inc.	• Workday, Inc.
• MSCI Inc.	• Zillow Group, Inc.
• RealPage, Inc.
The Willis Towers Watson study also considered general industry executive compensation data from Willis Towers Watson’s 2020 High-Tech Industry Executive Compensation Report, Willis Towers Watson's 2020 General Industry Executive Compensation Report, Radford's 2020 Executive Compensation Survey - Global Tech Custom Cut, Mercer’s 2020 Executive Compensation Survey, in each case aged to January 1, 2021 using a 3% annual update factor. Proxy data was also aged to January 1, 2021 using a 3% update factor. Survey data from Willis Towers Watson and Mercer were also size-adjusted based on CoStar’s estimated annual revenues for 2021 or to each incumbent's own revenue responsibility. The Company was not made aware of the names of the companies included in either the general industry executive compensation data or in the high technology industry data. Where available for the competitive analysis, Willis Towers Watson created blended market data using a 75% weighting for proxy data and a 25% weighting for published survey data. Further, where available, the Committee utilized the peer company data (including the blended market data where available) as the primary competitive benchmark when evaluating the executives’ compensation as the peer company data reflects companies that are believed to be more similar to CoStar in terms of size, business model and financial performance. In those cases where peer data is unavailable, the Committee takes into account individual responsibility and performance, previous compensation awards to the respective named executive officers, external market and competitive practices (including available industry executive compensation data), as well as internal pay equity considerations.

In connection with its engagement in fall 2021 and its recommendations with respect to executives' 2022 compensation, including equity grants awarded in 2022 for 2021 performance and options and performance share awards granted in 2022, Willis Towers Watson recommended removing two companies, CoreLogic, Inc. and RealPage, Inc., that were acquired and are no longer publicly listed. Given the reduced size after removing those companies, Willis Towers Watson recommended additional peers for consideration that were identified based on a review of proxy advisor recommendations, peers of current peers and suggestions from management, which list was then narrowed to only those meeting at least 80% of the screening criteria and those suggested by management as similar in terms of business and operations. After a detailed review, Willis Towers Watson recommended adding one company to the Company's peer group, Black Knight, Inc. The peer group remained similar to the Company in terms of size (including revenues, earnings, operating cash flow and market capitalization) and business model. Within the selected peer group, the Company fell near the 36th percentile in terms of revenues, 39th percentile in terms of net income, and 71st percentile in terms of market capitalization (as of October, 1, 2021).

ELEMENTS OF COMPENSATION
Each year, the Committee approves a compensation arrangement for each of its named executive officers that specifies a named executive officer’s (i) base salary, (ii) annual cash incentive (bonus) potential based on a percentage of base compensation subject to achievement of individual and/or corporate goals, and (iii) equity awards, including the annual performance-based restricted stock that is granted based on achievement of prior year corporate goals and stock options, both of which vest over time and/or in full after a specified period of time, as well as performance-based restricted stock that vests based on achievement of pre-determined, objective goals over a multi-year period.

	Component	Role	How It’s Set/Links to Performance
FIXED	Base Salary	• To provide a stable, reliable monthly income • Set at levels that should comprise a low percentage of total compensation	• Reviewed annually in light of responsibilities, performance, internal pay equity, total compensation, market practices and advice of the Committee’s independent consultant
VARIABLE	Annual Cash Incentive Compensation	• To reward the achievement of annual financial goals and personal performance • Links compensation to performance since award amounts are determined after fiscal year end based on actual results	• Variable based on the Company’s corporate performance and achievement of individual goals for the prior year • Key financial metric for fiscal 2021: EBITDA
	Stock Options and Annual Performance-Based Restricted Stock	• To increase alignment with stockholders • To retain executive officers through multi-year vesting
•    For the annual performance-based restricted stock awards: variable and based on the Company’s corporate performance over the prior year; key metric for fiscal 2020 and fiscal 2021 was net income (which determined the value of the awards granted in early 2021 and early 2022, respectively); and payout range is 0-200% of target award based on achievement.
•    Aligns executive interests with those of stockholders as potential value of awards increases or decreases with stock price
•    Options and annual performance-based restricted stock vest over three-year period

Performance Share Awards
•    To reward achievement of longer-term financial goals
•    To retain executives through three-year vesting period
•    Realized value attributable to three-year revenue growth performance achievement and relative total stockholder return

•    Payout range is 0-200% of target award
•    Vests based on achievement of a three-year cumulative revenue performance goal, subject to adjustment based on TSR
•    Payout based on financial metric (cumulative three-year revenue)
•    Relative total stockholder return can modify the ultimate payout +/-20%

	Other Compensation	• To allow executive officers to participate in other employee benefit plans
•    Executives may participate in all other CoStar compensation and benefit programs on the same terms as other eligible employees, such as health and welfare benefit plans, Company-paid matching contributions to 401(k) Plan accounts and the Company's Management Stock Purchase Plan

PERFORMANCE MEASURES AND TIME HORIZONS
We use a combination of metrics and time horizons to foster and reward performance. The following chart summarizes the relevant performance measures and time frames used for our variable pay elements.

2021 Base Salaries
Base salaries provide a minimum, fixed level of cash compensation for the named executive officers. Salary levels of the executive officers are reviewed annually by the Committee. In establishing salary levels, the Committee considers each executive’s individual responsibilities and performance, prior base salary and total compensation, the pay levels of similarly situated executives within the Company, market data on base salary and total compensation levels (including Willis Towers Watson peer group and survey data) and current market conditions. The early 2021 Willis Towers Watson study found that all named executive officers’ base salaries were generally in line with the median levels of blended market data, as they fell within +/- 15% of those median levels. Based on the early 2021 Willis Towers Watson study and in recognition of the Committee’s subjective view of their overall individual performance and responsibilities, in February 2021, the Committee increased base salaries for 2021 for the named executive officers to remain competitive in the marketplace and within +/- 15% of the median levels of the blended market data, while keeping in mind internal pay equity considerations. Mr. Florance's, Mr. Wheeler’s, Ms. Ruggles' and Mr. Saint's base salaries were increased approximately 16%, 4%, 10%, and 4%, respectively. Mr. Florance's salary was not adjusted the prior year, and was adjusted in February 2021 to position it above the 50th percentile of the blended market data. The named executive officers' approved base salaries for 2021 are all within approximately +/- 15% of the median levels of the blended market data as reflected in the early 2021 Willis Towers Watson study.

DECISION SUPPORT
As the Committee made its compensation decisions in early 2021, it took into account that approximately 89% of the CoStar stockholders who voted on the advisory vote on executive compensation at the 2020 Annual Meeting of stockholders had voted in favor of approving the Company’s executive compensation, and concluded after discussions with stockholders that these voting results suggested that the stockholders generally supported the Committee’s approach.

The named executive officers’ salaries were set by the Committee effective as of February 18, 2021. The annual base salaries of our named executive officers for 2021 were as follows:

Name	Title	Annual Base Salary
Andrew C. Florance	CEO & President	$925,000
Scott T. Wheeler	Chief Financial Officer	$510,000
Lisa C. Ruggles	Senior Vice President, Global Research	$490,000
Frederick G. Saint	President, Marketplaces	$510,000
2021 Annual Cash Incentive Program
The Committee administers an annual cash incentive program under which the Company’s named executive officers may earn a cash incentive bonus based on a fixed target percentage of base salary during the fiscal year, if individual and corporate performance objectives for the fiscal year are achieved. At the beginning of each year, the Committee establishes individual goals for each named executive officer, other than the Chief Executive Officer, based upon recommendations from our Chief Executive Officer, as well as Company financial goals that apply to all named executive officers that are based upon recommendations from our Chief Executive Officer and our Chief Financial Officer. The Committee determines the target percentages of base pay for each named executive officer based on market and competitive conditions, peer company practices, and internal pay equity considerations. The Committee also determines the weighting of the various individual and Company financial goals, based upon position and functional accountability and responsibility, as well as recommendations from our Chief Executive Officer. The target percentages and weighting of the various individual and Company financial goals may vary among the named executive officers and are subject to change from year to year. The Committee seeks to establish performance goals that are challenging but realistic given the expected operating environment at the time they are established. These performance goals are intended to focus named executive officers on achieving the Company’s financial and operating goals. After the completion of each year, the Committee reviews individual and Company performance to determine the extent to which the goals were achieved and the actual cash bonuses to be paid to the named executive officers.

In the Committee’s view, the use of annual performance-based cash incentive bonuses creates a direct link between executive compensation and individual and corporate performance. Therefore, the annual performance-based cash incentive bonus is generally divided into two components, one tied to corporate performance and one tied to individual performance. As discussed in greater detail below, the Committee sets a threshold, target and maximum award for the corporate performance objectives. The executive annual cash incentive plan provides each named executive officer with the potential to earn awards up to two times the amount of their target award value for exceptional performance as measured against metrics and goals, each of which is discussed below. If the maximum is achieved, the named executive officers receive 200% credit for the corporate performance portion of the award. If the target is achieved, the named executive officers receive 100% credit for the corporate performance portion of the award. If the threshold level of corporate performance is not reached, the executive officer does not receive any amount in respect of that portion of the award. Achievement of the individual performance goals are subjective and executives can receive between 0 and 200% credit for that portion of the award.

The Committee reviewed 2021 target and maximum award values (as a percentage of base salary) in February 2021 for all named executive officers. The threshold, target and maximum award values for 2021 were increased for each of the named executive officers. Target award values were set based upon the named executive officers' individual responsibilities, competitive practices and internal pay equity considerations. All named executive officers' 2021 target award values were generally aligned with market common practice (within +/- 15% of the median levels of the blended market data in the early 2021 Willis Towers Watson study). The following table shows each named executive officer’s fiscal 2021 potential cash incentive award values at threshold, target and maximum, expressed as a percentage of his or her base salary.

Name	Title	Threshold (50% of target)	Target	Maximum (200% of target)
Andrew C. Florance	CEO & President	65.0%	130.0%	260.0%
Scott T. Wheeler	CFO	42.5%	85.0%	170.0%
Lisa C. Ruggles	Senior Vice President, Global Research	40.0%	80.0%	160.0%
Frederick G. Saint	President, Marketplaces	42.5%	85.0%	170.0%

Pursuant to the cash incentive program, each named executive officer may earn an incentive bonus equal to, greater than or less than the target percentage of his base salary depending on whether the individual and the Company achieve the specified performance objectives. These objectives include individual qualitative performance goals (except for Mr. Florance), as well as Company-wide financial goals. The Compensation Committee approved a Company-wide financial goal for the executive annual cash incentive plan based on the Company’s achievement of EBITDA included in the Company’s 2021 Operating Plan for all executives. The EBITDA goal is a distinct metric from the net income goal used for the annual performance-based restricted stock awards within the executive compensation program. The EBITDA goal for 2021 reflects the Company’s expected investments and strategic initiatives, which are expected to support and sustain the long-term growth of the Company. The EBITDA target for 2021 was set at a level the Compensation Committee believed was challenging given the aggressive profitability growth targets expected to be achieved while continuing to make strategic investments.

EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization. The Committee determined that EBITDA is a good measure of stockholder value and use of this metric (which differs from the metrics used for the performance-based stock grants) avoids any potential for duplicative payouts to the named executive officers for the same areas of performance.

2021 Annual Cash Incentive Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric	Threshold Goal	Target Goal	Maximum Goal	Actual 2021
EBITDA	$397.0	$496.2	$521.0	$565.0
Payout Percentage	50%	100%	200%	200%

(1)Named executive officers could receive between 0% and 200% credit for the EBITDA component of their annual cash incentive award, depending upon actual EBITDA achieved in 2021. Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target. The percent credited for the EBITDA component of the award (as shown in the table) is then multiplied by the weighting applicable to the financial goal component of the cash incentive award for each named executive officer.

The individual performance goals established for the named executive officers, other than the Chief Executive Officer, at the beginning of 2021 are strategic and leadership goals tailored to the individual’s position and focused on the Company’s strategic initiatives. The individual goals assist the Committee in assessing the named executive officer’s individual performance in key areas that help drive the Company’s operating and financial results. The use of both individual and corporate goals advances the Company’s executive compensation philosophy that individual executives be held accountable for both their own individual performance as well as the Company’s performance. Based on peer data from past compensation consultant studies, which indicate that more commonly the chief executive officer’s annual incentive is tied solely to corporate results, the Committee determined that it is in the best interests of the Company to have our Chief Executive Officer’s annual incentive award based exclusively on the financial performance of the Company.

Performance goals and the weighting given to each may change in the Committee’s discretion from year to year. The measures and the relative weighting of individual and corporate financial performance goals for each of the named executive officers is reviewed by the Committee annually at the beginning of the respective year. The Chief Executive Officer proposes to the Committee for its consideration changes to the measures and the weighting of the performance goals based on the Company’s current strategic initiatives and goals. The weighting of the individual and corporate objectives for the named executive officers for 2021 is shown in the table below.

Individual Performance Goals for 2021 Annual Cash Incentive Awards
The applicable 2021 individual performance goals and percentage of such goals achieved for Mr. Wheeler, Ms. Ruggles and Mr. Saint are summarized in the table below. The Committee sets aggressive individual performance criteria for annual cash incentive awards that are challenging but realistic to achieve in order to motivate named executive officers to excel and perform at a high level and to focus on overall corporate objectives. The Committee intends to set the individual performance criteria for the annual cash incentive awards such that the relative difficulty of achieving the target level is consistent from year to year.

Name	Title	2021 Individual Goals	% of Goals Achieved
Scott T. Wheeler	CFO
•Manage closing and integration of acquisitions
•Evolve Finance organization and leadership to build to larger scale
•Exceed revenue and EBITDA goals
•Continue developing strategy and execute building new client relationship management system
•Develop tools for customer self-service within the Company's products
•Integrate sales force work flows and billing and case management systems
•Continue improving finance department customer service and integrate into company-wide customer service strategy; achieve high level of customer satisfaction
•Develop company-wide strategy for supporting sales operations and integrate current teams in line with new strategy
200%
Lisa C. Ruggles	Senior Vice President, Global Research	•Continue recruiting and filling leadership roles within the Company's global research function •Continue to build research teams and functionality, including customer service capabilities •Train research personnel on all Company products to ensure ability to service clients across products •Establish research and development team and utilize university partnership to develop new research methods •Integrate newly developed and acquired data sources into Company products •Integrate elements of acquired companies into CoStar research organization •Support international expansion initiatives	200%
Frederick G. Saint	President, Marketplaces
•Help residential marketplaces achieve revenue, EBITDA and EBITDA margin goals
•Recruit and fill leadership role within the Apartments.com business
•Continue to build leadership and improve growth and revenue in other marketplaces
•Create an organizational structure and begin building leadership team for broader residential product portfolio
•Develop and train sales force and maintain high level of customer service
•Continue to grow site traffic to Apartments.com network of websites and drive more search engine marketing to those sites
•Increase traffic to residential marketplaces through improved search engine optimization and search engine marketing
200%

2021 Performance Against Corporate and Individual Objectives
In February 2022, the Committee assessed the Company’s and each named executive officer’s achievement of the goals and targets for 2021. As a result of the investments made in the business, the effectiveness of our return to the workplace, and the exceptional performance of our strong and experienced management team, the Company exceeded its profitability goals for the year while continuing to drive strong revenue growth and invest in the business. Information regarding the target percentages of base salary for each named executive officer’s 2021 cash incentive award, percentage of target achieved and actual 2021 cash incentive awards paid to each named executive officer, as well as the weighting of individual and financial performance goals for 2021, are shown in the table below. A description of 2021 performance compared to the corporate and individual goals follows the table.

2021 Annual Cash Incentive Awards

Name	Title	Weighting for Individual Goals	Weighting for EBITDA Target	Target as a % of Salary	Percentage of Target Achieved	Actual Award as a % of Salary	Actual Cash Award ($)
Andrew C. Florance(1)	CEO & President	—	100%	130%	200.0%	260.0%	$2,405,000
Scott T. Wheeler(2)	CFO	40%	60%	85%	200.0%	170.0%	$867,000
Lisa C. Ruggles(3)	SVP, Global Research	40%	60%	80%	200.0%	160.0%	$784,000
Frederick G. Saint(4)	President, Marketplaces	40%	60%	85%	200.0%	164.9%	$840,990

(1)As discussed above, Mr. Florance’s 2021 annual cash incentive award is based solely on corporate performance goals.
(2)The weighting for Mr. Wheeler's Company financial and individual goals was set consistent with the prior year and reflects the Company's continued emphasis on overall earnings.
(3)The weighting for Ms. Ruggles' Company financial and individual goals was set consistent with the prior year and reflects the Company's continued emphasis on overall earnings.
(4)The weighting for Mr. Saint's Company financial and individual goals was set consistent with the prior year and reflects the Company's continued emphasis on overall earnings.

Equity Incentive Compensation
The Committee has designed the executive equity incentive compensation program with the intent of aligning executive incentives with long-term stockholder value and with a view toward executive retention. The Committee believes that equity-based compensation and executive ownership of the Company’s stock help support the Committee’s goal that the Company’s named executive officers have a continuing stake in the long-term success of the Company.

Each named executive officer was eligible to receive equity awards under the 2016 Plan. The Committee generally grants time-based restricted stock and/or stock options to each executive when he or she joins the Company or in connection with promotion to an executive position as an incentive to accept employment and become a member of the Company’s executive team. As set forth in more detail below, the Committee currently also makes annual grants of equity awards as part of the executive compensation program. Over the past few years, those grants have consisted of restricted stock and stock options. In support of stockholders’ belief that a greater portion of the equity awards should be long-term performance awards, the restricted stock portion of the annual grants consists of a number of shares of restricted stock determined based on the achievement of the prior year’s net income goal and is subject to time-based vesting following grant and a performance-based grant of restricted stock which vests based on achievement of a three-year cumulative revenue goal and is subject to adjustment based on the Company’s TSR over the three-year performance period. Under the program, target award values are determined at the time of grant.

The three-year performance shares provide a long-term or multi-year performance measurement encouraging executives to achieve sustained growth and provide a direct link in the long-term incentive plan to long-term revenue growth. The three-year performance shares are subject to adjustment based on the Company’s total stockholder return over the three-year period. The shares earned, if any, as a result of the Company’s three-year revenue relative to the revenue goal will be positively or negatively adjusted based on the Company’s three-year TSR relative to the three-year TSR of the companies included within the Russell 1000 index, in order to tie the value of the equity awards to the Company’s performance and appreciation of the Company’s stock price relative to the performance of other companies within the index. The Committee chose the Russell 1000 index in order to closely align the three-year performance goal with that of the U.S. equity market. The Russell 1000 measures the performance of the large cap segment of the U.S. equity markets and represents approximately 90% of the U.S. market as measured by capitalization. The Committee determined that the Russell 1000 index would provide a comprehensive and unbiased barometer against which to compare the Company’s TSR. The Company is currently included in the Russell 1000 index.

The Committee decided to grant a mix of equity awards because each type of award helps achieve some of the objectives of the executive compensation program.

•The Committee believes that options have a performance-based element because the option holder realizes value only if the stockholders also realize value – if the price of the Company’s common stock has increased from the grant date at the time the option is exercised.
•In contrast, restricted stock awards have value when they vest regardless of the stock price, so they have retention value even if the Company’s common stock price declines or stays flat.
•Grants of performance shares that vest based on achievement of a long-term performance goal also provide a long-term or multi-year performance measurement encouraging executives to achieve sustained growth, increasing executives’ focus on longer-term financial goals and further linking executives’ interests with those of our stockholders.
Stock options motivate executive officers by providing greater potential upside while restricted stock awards promote executive retention, focus executives’ attention on total stockholder return and balance the Company’s compensation program. The Committee believes that the use of multi-year vesting periods for equity awards (for both stock options and restricted stock) emphasizes a longer-term perspective and therefore encourages executive retention. Under the current program, all stock option and restricted stock awards issued to the named executive officers that vest over time are subject to a three-year vesting period from the date of grant.

The value of the annual equity compensation awards granted to our named executive officers is based on a target award dollar amount and varies among named executive officers by position depending upon individual responsibility and performance, external market and peer group practices, internal pay equity considerations, and, with respect to the annual performance-based restricted stock awards, achievement of the performance criteria as described below. Consistent with the program philosophy of aligning executive incentives with long-term stockholder value and with a view toward executive retention, the Committee has generally set the aggregate target equity compensation within +/- 15% of the median levels of the peer company data provided by its compensation consultant, where available, but retains discretion to set target award levels based on the considerations set forth above.

Overview of Long-Term Incentive Components

	Stock Options	Performance-Based Restricted Stock	Performance Share Plan
% of Target Value(1)	15%	45%	40%
Grant Determination Process	Target value ranges by position	Target value ranges by position; actual grant set by previous year’s performance	Target value ranges by position
Vesting / Performance Period	3-year vesting		3-year performance cycle with vesting upon achievement and Compensation Committee certification
Performance Goals	N/A	Net income for prior fiscal year; performance scale up to maximum of 200%	Multi-year goals - 3-year cumulative revenue, plus relative total stockholder return kicker (+/- 20% payout modifier)
To illustrate performance periods and grant timing, we have provided an overview:

Target Equity Incentive Awards Granted in 2021
After review of the executive compensation program in early 2021, the Company’s goals (including linking executive incentives with long-term stockholder value), peer data (where available), previous equity awards to the respective named executive officers, the total mix of compensation for each individual, individual performance and internal pay equity and competitive considerations, with respect to their long-term equity incentives, the Committee determined to increase target award values for all named executive officers. The peer data from the fall 2020 study showed that the executives each fell between the 50th and 75th percentile of the blended market data and that there is a significant difference between the proxy and survey data with survey data typically reporting much lower values. Taking into account the significant difference in values between the survey and proxy data, the Committee noted that the target award values for the executive officers were all set between the 50th and 75th percentile of the median blended market data and more closely approximated the median of the proxy data. Mr. Florance’s, Mr. Wheeler's, Ms. Ruggles' and Mr. Saint's aggregate target award values were increased by approximately 6%, 10%, 13%, and 25% respectively, in recognition of their responsibilities and performance, the peer data and internal pay equity. The target award values for Mr. Florance, Mr. Wheeler, and Mr. Saint were set approximately 21%, 28%, and 1%, respectively, above the median proxy data, and Ms. Ruggles target award value was set 4% below the median proxy data.

Based on recommendations received from Willis Towers Watson, the equity program approved by the Committee for awards granted in 2021 sets target award values made up of 15% options subject to a three-year vesting term, 45% annual performance-based restricted stock granted based on achievement of annual financial performance objectives and subject to a three-year vesting term, and 40% performance-based restricted stock subject to vesting based on a three-year pre-determined performance objective and adjustment based on achievement of total stockholder return relative to TSR of companies within the Russell 1000. In early 2020, the Committee approved net income included in the Company’s 2020 operating plan as the Company-wide financial goal for the annual performance-based restricted stock awards to be granted in 2021 for 2020 performance. The Committee determined that net income is a relevant measure of the Company’s financial performance and of stockholder value, and use of the metric avoids potential for duplicative payouts under the Company’s cash incentive program to the named executive officers for the same areas of performance.

Once the achievement level of the performance target for the annual restricted stock grant and the total amount of that award for each named executive officer has been determined by the Committee, the number of shares of restricted stock actually granted to a named executive officer is determined using the fourth quarter average daily closing price of the Company’s common stock and rounding up to the nearest 100 shares and approved by the Committee. The annual performance-based restricted stock awards vest in equal installments on or around the first three anniversaries of the date of grant. The number of shares of restricted stock granted to a named executive officer with respect to the multi-year performance grant, subject to vesting, is similarly determined using the fourth quarter average daily closing price of the Company’s common stock and rounding up to the nearest 100 shares, as described further under “2021 Multi-Year Performance Shares” below. The grant date of the annual performance-based restricted stock awards and the multi-year performance restricted stock awards is the date that the Committee approves the grants. Grants of performance-based restricted stock are accounted for using the fair market value of such stock on the date of grant.

The Committee supplements the named executive officers’ annual restricted stock awards with an annual award of stock options. Annual option grants are also based on the target award values determined as of the date of grant and vest pro rata over three years. The value actually awarded to each named executive officer is converted to the number of options based on Willis Towers Watson’s assessed value per option calculated using the Black-Scholes model, and is updated annually. The exercise price for each option is equal to the closing price of the Company’s common stock on the date of grant, which is the date of approval by the Committee.

The Committee approved the following target award values for the annual equity compensation awards, consisting of the performance-based restricted stock awards granted in 2021 for 2020 performance and the annual stock option and multi-year performance restricted stock awards granted in 2021.

Name	Title	Annual Option Target Award Values	Annual Performance-Based Restricted Stock Target Award Values	3-year Performance Stock Target Award Values	Aggregate Annual Target Award Values
Andrew C. Florance	CEO & President	$1,275,000	$3,825,000	$3,400,000	$8,500,000
Scott T. Wheeler	CFO	$412,500	$1,237,500	$1,100,000	$2,750,000
Lisa C. Ruggles	Senior Vice President, Global Research	$270,000	$810,000	$720,000	$1,800,000
Frederick G. Saint	President, Marketplaces	$300,000	$900,000	$800,000	$2,000,000

2020 Performance-Based Restricted Stock Awards Granted in 2021
On February 18, 2021, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of net income for 2020 (the “2020 Performance-Based Stock Awards”). Each named executive officer had the potential to earn up to two times their annual performance-based restricted stock target award value as shown in the table above for exceptional performance as measured against the pre-established metrics and goals.

2020 Performance-Based Stock Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric	Target Goal	Maximum Goal	2020 Actual
Net Income, as adjusted(2)	$221.3	$232.4	$271.4
Payout Percentage	100%	200%	200%

(1)Named executive officers could receive between 0% and 200% credit for the net income goal, depending upon actual net income achieved in 2020. Credit for performance between target and maximum is determined by linear interpolation. For 2020, no credit is given for performance below target and credit is capped at 200% of target.
(2)The net income actual achievement has been adjusted up for the extension fee and termination fee incurred in connection with termination of the RentPath purchase agreement in accordance with and pursuant to the terms of the stock incentive plan.

The net income goal for 2020 reflects the Company’s expected investments and strategic initiatives to support and sustain the long-term growth of the Company, including a significant strategic investment in increased marketing. The net income target for 2020 was set at a level the Compensation Committee believed was challenging given the aggressive profitability growth target expected to be achieved while continuing to make strategic investments. As a result of the investments made in the business and the exceptional performance of our management team, the Company achieved stronger than expected net new subscription sales, which together with management’s focus on operational efficiency and cost controls and management initiatives implemented during the year, resulted in stronger than forecasted earnings results. For 2020 performance, each named executive officer received 200% of his or her target award value. The 2020 Performance-Based Stock Awards were granted on February 18, 2021, and the stock award value earned by each named executive officer is shown in the table below.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$7,650,000	88,000
Scott T. Wheeler	CFO	$2,475,000	29,000
Lisa C. Ruggles	Senior Vice President, Global Research	$1,620,000	19,000
Frederick G. Saint	President, Marketplaces	$1,800,000	21,000

(1)The number of shares granted is determined by dividing the earned award value by the fourth quarter 2020 average daily price ($87.68), rounded up to the nearest 100 shares. The numbers of shares and fourth quarter 2020 average daily price have each been adjusted to give effect to the Company's 10-for-1 stock split effected in the form of a stock dividend in June 2021.

2021 Multi-Year Performance Shares
On February 18, 2021, the Committee awarded the named executive officers shares of restricted stock subject to vesting based on achievement of a three-year cumulative revenue goal and adjustment based on the Company’s achievement of total stockholder return (TSR) relative to TSR of companies within the Russell 1000 over the same three-year period. The Company believes that disclosing the specific revenue goal would cause competitive harm, but believes that achievement of the goal at the target level is attainable but will require significant effort. Each named executive officer has the potential to earn up to two times his or her three-year performance stock target award value for exceptional performance as measured against the pre-established revenue goal, plus up to an additional 20% based on the Company’s TSR over the same three-year period.

Named executive officers can receive between 0% and 200% credit for the revenue component of their three-year performance stock award, depending on actual, cumulative revenue achieved from January 1, 2021 through December 31, 2023. Credit for performance between threshold (95% of target revenue) and target and between target and maximum (102% of target revenue) are determined by linear interpolation. No credit is given for performance below the threshold and credit is capped at 200% of target. After the number of performance shares is determined based on the cumulative revenue for the three-year period, the TSR modifier may increase or decrease the number of shares earned from +20% to -20%. Shares are reduced by 20% if performance is at or below the threshold (25th percentile). Shares are increased by 20% if performance is at or above the maximum (75th percentile). There is no adjustment to the number of shares at target (50th percentile). Adjustments are made between threshold and target and between target and maximum by linear interpolation.

The maximum number of shares of restricted stock subject to the three-year performance stock grant based on the award values described above was awarded on February 18, 2021, subject to the above-described vesting provisions. The maximum number of shares was calculated by first determining the target number of shares by dividing the target value by the fourth quarter 2020 average daily price ($87.68, as adjusted to give effect to the Company's 10-for-1 stock split effected in the form of a stock dividend in June 2021) and rounding up to the nearest 100 shares, and then multiplying the target number of shares by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment).

The actual number of shares that vest and become non-forfeitable are determined on the vesting date based on the Company’s achievement of the revenue and TSR goals described above. The table below sets forth the maximum three-year performance stock award values and the number of shares of common stock granted to the named executive officers in February 2021, subject to vesting as described above.

Name	Title	Maximum 3-year Performance- Stock Award Values(1)	Maximum Shares (#)(2)
Andrew C. Florance	CEO & President	$8,160,000	93,600
Scott T. Wheeler	CFO	$2,640,000	31,200
Lisa C. Ruggles	Senior Vice President, Global Research	$1,728,000	19,200
Frederick G. Saint	President, Marketplaces	$1,920,000	21,600

(1)Calculated by multiplying the target award value by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment). The amounts reported in this table under “Maximum 3-year Performance Stock Award Values” differ from the grant date fair values for these awards reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table in this Proxy Statement, which are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 pursuant to SEC rules.
(2)The maximum number of shares was determined by dividing the target award value by the fourth quarter 2020 average daily price ($87.68), rounding up to the nearest 100 shares, then multiplying that number by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment). The numbers of shares and fourth quarter 2020 average daily price have each been adjusted to give effect to the Company's 10-for-1 stock split effected in the form of a stock dividend in June 2021.

2021 Stock Option Awards
On February 18, 2021, the Committee awarded the named executive officers stock options. The number of shares of common stock underlying the option awards granted to named executive officers was based on the award values described above. The table below sets forth the option award values and the number of shares of common stock underlying each option award for the option grants to the named executive officers granted in February 2021.

Name	Title	Option Award Values	Shares Underlying Option Awards(1)
Andrew C. Florance	CEO & President	$1,275,000	80,000
Scott T. Wheeler	CFO	$412,500	26,000
Lisa C. Ruggles	Senior Vice President, Global Research	$270,000	17,000
Frederick G. Saint	President, Marketplaces	$300,000	19,000

(1)The number of shares granted is determined by dividing the option award value by Willis Towers Watson’s assessed value per option calculated using the Black-Scholes model, rounded up to the nearest 100 shares. The amounts reported in this table under “Option Award Values” differ from the grant date fair values for these awards reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table in this Proxy Statement. The number of shares underlying option awards have each been adjusted to give effect to the Company's 10-for-1 stock split effected in the form of a stock dividend in June 2021.

Target Equity Incentive Awards Granted in 2022

Consistent with past practice, the Committee elected to review the target award values in early 2022 in advance of awarding the annual performance-based restricted stock awards in 2022 for 2021 performance and the annual stock option and performance share awards in 2022. After this additional review of the Company’s goals (including linking executive incentives with long-term stockholder value), previous equity awards to the respective named executive officers, the total mix of compensation for each individual, individual responsibilities and performance, internal pay equity and competitive considerations, and taking into account the fall 2021 Willis Towers Watson study, the Committee determined to increase target award values for all of the executive officers in light of their responsibilities, individual performance, and for executive retention. The peer data from the fall 2021 study showed that the executives each fell between the 50th and 75th percentile of the blended market data and that there is a significant difference between the proxy and survey data with survey data typically reporting much lower values. Taking into account the significant difference in values between the survey and proxy data, the Committee noted that the target award values for the executive officers were all set between the 50th and 75th percentile of the median blended market data and more closely approximated the median of the proxy data. Mr. Florance's, Mr. Wheeler's, Ms. Ruggles', and Mr. Saint's target award values were set at 5%, 1%, 11%, and 11% above the median of the proxy data, respectively. The Committee previously approved the continued use of net income as the financial metric for the annual performance-based restricted stock awards to be granted in 2022 for 2021 performance to keep the compensation target aligned with GAAP-basis results.

The chart below sets forth the target award values for the annual equity compensation awards, including the annual stock option awards granted in 2022 that vest ratably over three years, the annual performance-based restricted stock awards granted in 2022 for achievement of 2021 net income that vest ratably over three years, and the performance-based grant of restricted stock, which vests based on achievement of a three-year cumulative revenue goal and is subject to adjustment based on the Company’s total stockholder return over the same three-year period. The value of the annual performance-based restricted stock ultimately awarded to our named executive officers in early 2022 for 2021 performance was determined based upon achievement of net income as described below. Each named executive officer had the potential to earn up to two times his annual performance-based restricted stock target award value for exceptional performance as measured against the goal.

Name	Title	Annual Option Target Award Values	Annual Performance-Based Restricted Stock Target Award Values	3-year Performance Stock Target Award Values	Aggregate Annual Target Award Values
Andrew C. Florance	CEO & President	$1,351,500	$4,054,500	$3,604,000	$9,010,000
Scott T. Wheeler	CFO	$437,250	$1,311,750	$1,166,000	$2,915,000
Lisa C. Ruggles	Senior Vice President, Global Research	$300,000	$900,000	$800,000	$2,000,000
Frederick G. Saint	President, Marketplaces	$300,000	$900,000	$800,000	$2,000,000

2021 Performance-Based Restricted Stock Awards Granted in 2022

On February 16, 2022, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of net income for 2021 (the “2021 Performance-Based Stock Awards”).

2021 Performance-Based Stock Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric	Target Goal	Maximum Goal	2021 Actual
Net Income	$248.6	$261.0	$292.6
Payout Percentage	100%	200%	200%

(1)Named executive officers could receive between 0% and 200% credit for the net income goal, depending upon actual net income achieved in 2021. Credit for performance between target and maximum is determined by linear interpolation. For 2021, no credit is given for performance below target and credit is capped at 200% of target.

The net income goal for 2021 reflects the Company’s expected investments and strategic initiatives to support and sustain the long-term growth of the Company, including a strategic investment in increased marketing expenditures. The net income target for 2021 was set at a level the Compensation Committee believed was challenging given the aggressive profitability growth target expected to be achieved while continuing to make strategic investments. As a result of the investments made in the business, the speed and effectiveness of our response to the pandemic, and the exceptional performance of our strong and experienced management team, the Company exceeded its profitability goals for the year while continuing to drive strong revenue growth and investing in the business. The Company continued to deliver strong net new subscription sales, which together with management’s continued focus on operational efficiency and cost control, resulted in stronger than forecasted earnings results. For 2021 performance, each named executive officer received 200% of his or her target award value. The 2021 Performance-Based Stock Awards were granted on February 16, 2022, and the stock award value earned by each named executive officer is shown in the table below. As these awards were granted in early 2022, the grant date fair values of these awards are not included in the Summary Compensation Table or Grants of Plan-Based Awards Table below, but will be reflected in next year’s proxy statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$8,109,000	96,700
Scott T. Wheeler	CFO	$2,623,500	31,300
Lisa C. Ruggles	Senior Vice President, Global Research	$1,800,000	21,500
Frederick G. Saint	President, Marketplaces	$1,800,000	21,500

(1)The number of shares granted is determined by dividing the earned award value by the fourth quarter 2021 average daily price ($83.91), rounded up to the nearest 100 shares.

Management Stock Purchase Plan
The MSPP provides selected key employees of the Company and its subsidiaries, including the named executive officers, the opportunity to defer a portion of their cash incentive compensation and to align management and stockholder interests through awards of Deferred Stock Units (“DSUs”) under the MSPP and awards of matching restricted stock units (“Matching RSUs”) under the 2016 Plan (or a successor plan). Commencing with cash incentive compensation for calendar year 2018, participants can elect to defer up to 100% of their annual incentive bonus or commissions that may be earned during the calendar year. On March 15 of the following year (or the last trading day prior to March 15 if that is not a trading day), the Company will award to the participant DSUs covering a number of shares of common stock having an aggregate fair market value on that date equal to the amount of the annual cash incentive for the prior calendar year that the participant elected to be deferred under the MSPP. On the same date the DSUs are awarded, a participant will receive a grant of Matching RSUs covering a number of shares of common stock equal to 100% of the DSUs granted.

The DSUs issued under the MSPP will be fully vested at grant and will be settled upon the earliest of (i) four years after the date of grant; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s separation from service from the Company, or (v) a change in control (as defined in the MSPP) of the Company. Matching RSUs will vest four years after the date of grant, subject to the participant’s continued employment through that date, or upon a change in control of the Company that occurs prior to such date. If the participant’s employment terminates for any reason before the Matching RSUs vest, they will be forfeited. Messrs. Florance, Wheeler and Saint and Ms. Ruggles each elected to defer a portion of their 2018 annual cash incentive award and thus were granted DSUs and Matching RSUs in March of 2019. Mr. Wheeler and Ms. Ruggles each elected to defer a portion of their 2019, 2020, and 2021 annual cash incentive awards and were granted DSUs and Matching RSUs in each of March of 2020, March of 2021, and March of 2022. In accordance with SEC rules, the Matching RSUs granted in March of 2019, 2020 and 2021 are included in the Summary Compensation Table and the Matching RSUs granted in March of 2021 are included in the Grants of Plan-Based Awards Table below. In accordance with SEC rules, Matching RSUs granted in March of 2022 are not included in the Summary Compensation Table or Grants of Plan-Based Awards Table below, but will be reflected in next year’s proxy statement.

COMPENSATION DECISION PROCESS
INDEPENDENT COMPENSATION CONSULTANT

ABOUT WILLIS TOWERS WATSON

Willis Towers Watson is engaged by and reports to the Compensation Committee, and occasionally meets with management to discuss compensation initiatives and issues. The Compensation Committee reviewed an assessment of the independence of, and any potential conflicts of interest raised by, Willis Towers Watson’s work for the Compensation Committee by considering, among other things, the factors prescribed by the SEC and Nasdaq, and concluded that Willis Towers Watson is independent and there are no such conflicts of interest.

In 2021 and 2022, Willis Towers Watson:

•Reviewed the Company’s peer group;
•Provided the Compensation Committee with a compensation analysis with respect to the competitiveness of the Company’s executive compensation programs;
•Conducted a market study of executive compensation practices to ensure that the Company’s compensation programs are reasonable and competitive; and
•Conducted an assessment of potential risk factors associated with the design and administration of the Company’s executive compensation programs.

MANAGEMENT

•Supports the Compensation Committee by making recommendations and providing analyses and meets with Willis Towers Watson to discuss compensation initiatives and competitive practices;
•The Chief Executive Officer is responsible for conducting an annual performance evaluation of each of the other NEOs; and
•Based on performance and competitive benchmarking reports, the CEO makes recommendations to the Compensation Committee for the compensation of the other NEOs.

OTHER COMPENSATION POLICIES AND PRACTICES

EXECUTIVE STOCK OWNERSHIP POLICY

The Company believes that its executive officers should have a significant financial stake in the Company. To better align the interests of our executive officers with those of our stockholders, the Compensation Committee adopted an Executive Stock Ownership Policy. Executive officers are expected to own shares of the Company’s common stock as follows:

Name	Shares
CEO & President	Required to own shares with a value equal to 6x annual base salary
Other Executive Officers	Required to own shares with a value equal to 2x annual base salary

Shares subject to unvested or unexercised equity awards are not considered owned by the executive for purposes of the policy. Shares represented by DSUs issued pursuant to the Company’s Management Stock Purchase Plan are considered owned by the executive for purposes of the policy, provided such shares are fully vested The current executive officers meet the ownership requirements. Any new executive officer has until the first December 31st following the fifth anniversary of the date of appointment as an executive officer to meet this requirement.
EQUITY GRANT PRACTICES

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

RECOUPMENT (OR “CLAWBACK”) POLICY

The Compensation Committee has approved a recoupment (“clawback”) policy. In the event of a restatement due to material non-compliance with financial reporting requirements, the Board is required to review cash incentive payments to executive officers and all performance-based equity awards issued to executive officers during the three years prior to the date the Company determines the restatement is required. If the Board determines that the payments or grants would have been lower had they been determined or calculated based on the restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company the value of such payments made to executive officers whom the Board determines engaged in willful misconduct or gross negligence.

ANTI-HEDGING POLICIES

Pursuant to the Company’s insider trading policy, the Company does not permit directors, officers or employees to engage in hedging transactions in Company stock or pledge or margin Company stock. In addition, pursuant to the Company's insider trading policy, the Company does not permit directors, officers or employees to engage in speculative or short-term financial activities involving the Company’s stock or derivatives based on the Company’s securities without the prior consent of the Company’s compliance officer. In September 2021, the Board approved an exception to the pledging policy to allow Mr. Klein to pledge shares of the Company’s stock to secure a margin loan. The Board considered the amount of the pledge as compared to the total value of the Company’s stock held by Mr. Klein and Mr. Klein’s ability to substitute other assets to fund a margin call.
TERMINATION AND CHANGE OF CONTROL PAYMENTS

Except for Messrs. Florance and Wheeler, each of whom has termination provisions in his respective employment agreement or employment terms as described in more detail below in the section titled “Potential Payments Upon Termination or Change of Control” of this Proxy Statement, the Company is not obligated to provide significant severance or termination payments to named executive officers. All Company employees are employed at will and, unless specified otherwise by an employment agreement, CoStar is not liable to pay severance but has chosen to adopt a severance policy as described in more detail below to apply only in limited circumstances. The Company may choose to pay severance outside of the severance policy in its sole discretion and may amend, alter or discontinue the severance policy at any time.

Similarly, except for Mr. Florance, who negotiated change of control provisions in his employment agreement, the Company does not provide significant cash payments to named executive officers upon a change of control or other similar significant corporate event. However, in order to protect the rights granted under the Company’s 2007 and 2016 stock incentive plans, including the Matching RSUs to be issued when DSUs are awarded under the MSPP, the form of grant agreement provides for acceleration of vesting of stock and option grants and rights to exercise stock options upon certain significant events, including a change of control, as described in more detail below (except in the event that the awards are assumed or substitute grants are awarded pursuant to the terms of the grant). Those rights do not discriminate in scope, terms or operation in favor of named executive officers of the Company and are available generally to all employees who participate in those plans.

Details of the potential termination payments for Messrs. Florance, Wheeler and Saint and Ms. Ruggles, of the rights triggered under the 2007 and 2016 stock incentive plans in the case of a significant corporate event and potential payments under the Company-wide severance policy are set out below in the section titled “Potential Payments Upon Termination or Change of Control” in this Proxy Statement.
POLICY ON DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code limits a publicly traded company’s federal income tax deduction for compensation in excess of $1 million paid to its Chief Executive Officer, Chief Financial Officer and certain other current and former executive officers. The Company expects that it will be unable to deduct all compensation in excess of $1 million paid to its Chief Executive Officer, Chief Financial Officer and other named executive officers, other than any awards granted prior to November 2, 2017 to the extent they qualify for certain transition rules under Section 162(m).

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

The following table includes information concerning compensation paid to or earned by the Company’s “named executive officers” listed in the table for 2019, 2020 and 2021.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Andrew C. Florance Chief Executive Officer and President	2021	$905,769	$16,703,568	$2,007,200	$2,405,000	$142,804(3a)	$22,164,341

	2020	$800,000	$15,705,032	$2,787,210	$2,000,000	$12,512	$21,304,754

	2019	$792,308	$14,281,181	$2,556,774	$1,666,627	$27,650	$19,324,540

Scott T. Wheeler Chief Financial Officer	2021	$503,000	$6,207,582	$652,340	$867,000	$13,355(3b)	$8,243,277

	2020	$486,923	$5,523,116	$877,455	$686,000	$12,706	$7,586,200

	2019	$470,000	$4,963,453	$737,088	$587,900	$11,200	$6,769,641

Lisa C. Ruggles Senior Vice President, Global Research	2021	$479,615	$3,929,659	$426,530	$784,000	$12,924(3c)	$5,632,728

	2020	$441,154	$3,261,243	$567,765	$623,000	$12,557	$4,905,719

	2019	$416,923	$2,447,296	$437,646	$507,718	$13,000	$3,822,583

Frederick G. Saint(4) President, Marketplaces	2021	$503,000	$4,139,100	$476,710	$840,990	$12,773(3d)	$5,972,573

	2020	$481,539	$3,212,906	$567,765	$784,000	$14,300	$5,060,510

(1)    This column shows the aggregate grant date fair value of the awards granted in the years shown, computed in accordance with FASB ASC Topic 718 pursuant to SEC rules, including the grant date fair value of the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards granted in 2019, 2020 and 2021, which vest based on achievement of a three-year cumulative revenue goal for the three-year period commencing January 1 of the year of grant and running through December 31 of the third year following the date of grant (i.e. January 1, 2019 – December 31, 2021 for the 2019 grants; January 1, 2020 – December 31, 2022 for the 2020 grants; and January 1, 2021 – December 31, 2023 for the 2021 grants) and are subject to adjustment based on the Company’s TSR over the respective three-year performance period. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards” and “Outstanding Equity Awards” tables. Assumptions used in calculating the fair value for awards granted in 2021 are described in Note 17 to the audited financial statements in the 2021 Annual Report. For additional information on the stock awards, see the “Equity Incentive Compensation” discussion within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.
(2)    This amount represents the annual cash incentive earned under the Company’s annual incentive bonus plan based on the executive’s achievement of individual and/or Company financial goals. These bonuses are awarded and paid in the following year after actual financial results are determined for the year for which performance was measured. For additional information regarding the annual cash incentives paid for 2021 performance, see the “2021 Annual Cash Incentive Program” discussion within the section titled “Compensation Discussion and Analysis” of this Proxy Statement. In addition, this amount includes a deferral in the amount set forth in the table below for those named executive officers who elected to defer a portion of their 2021 cash incentive compensation under the MSPP. Under the terms of the MSPP, a participant may elect to defer a stated portion of his or her cash incentive compensation award into DSUs. The Company then matches these DSUs with a grant of Matching RSUs under the 2016 Plan. The DSUs and Matching RSUs awarded pursuant to the named executive officers' elections with respect to their 2020 cash incentive compensation were issued in March 2022. For additional information regarding the MSPP, see the “Management Stock Purchase Plan” discussion within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.

Name	MSPP Contribution ($)	Deferred Stock Units Awarded (#)
Scott T. Wheeler	$846,626	14,637
Lisa C. Ruggles	$196,000	3,388
(3a)    This amount includes (i) a 401(k) Plan employer matching contribution in the amount of $11,600, (ii) $118,617 of incremental costs associated with personal use of the Company aircraft by Mr. Florance and guests accompanying Mr. Florance during the year ended December 31, 2021, and (iii) Company paid housing-related expenses related to a non-primary residence to facilitate Mr. Florance's frequent travel to its Richmond, Virginia office. For purposes of the "Summary Compensation Table," we determined the incremental cost associated with personal use of the Company aircraft by calculating an hourly variable rate for variable costs such as fuel and hourly engine program costs for the aircraft and multiplied that result by the hours flown for personal use, then added one-time, variable costs incurred while using the corporate aircraft for personal use, such as catering and crew travel expenses. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as crew salaries, hangar storage costs and cost of maintenance not related to trips.
(3b)This amount includes (i) a 401(k) Plan employer matching contribution in the amount of $11,600.
(3c)    This amount includes (i) a 401(k) Plan employer matching contribution in the amount of $11,600.
(3d) This amount includes (i) a 401(k) Plan employer matching contribution in the amount of $11,600.
(4)    Mr. Saint was appointed as an executive officer of the Company in September 2020.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2021
The following Grants of Plan-Based Awards table provides additional information about stock and option awards granted to our named executive officers during the year ended December 31, 2021, as well as non-equity incentive plan awards for the year ended December 31, 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew C. Florance		$601,250	$1,202,500	$2,405,000
	2/18/2021				15,600	39,000	93,600				$8,609,328(7)
	2/18/2021							88,000			$8,094,240
	2/18/2021								80,000	$91.98	$2,007,200

Scott T. Wheeler		$216,750	$433,500	$867,000
	1/11/2021							10			$904
	2/18/2021				5,200	13,000	31,200				$2,869,776(7)
	2/18/2021							29,000			$2,667,420
	2/18/2021								26,000	$91.98	$652,340
	3/15/2021							7,990			$669,482

Lisa C. Ruggles		$196,000	$392,000	$784,000
	2/18/2021				3,600	9,000	21,600				$1,986,768(7)
	2/18/2021							19,000			$1,747,620
	2/18/2021								17,000	$91.98	$426,530
	3/15/2021							2,230			$186,852
	5/20/2021							100			$8,419

Frederick G. Saint		$216,750	$433,500	$867,000
	2/18/2021				4,000	10,000	24,000				$2,207,520(7)
	2/18/2021							21,000			$1,931,580
	2/18/2021								19,000	$91.98	$476,710

(1)    Amounts shown in these columns are possible amounts payable under the Company’s annual executive cash incentive plan for 2021. The actual cash payments made in 2022 for 2021 performance under the Company’s annual executive cash incentive plan are reported in the Summary Compensation table above. The Company’s annual executive cash incentive plan in effect for 2021 is described more fully in the section titled “Compensation Discussion and Analysis—2020 Annual Cash Incentive Program” within this Proxy Statement.
(2)    Amounts shown in these columns are the possible number of shares that may vest pursuant to the three-year performance-based restricted stock awards granted in February 2021 under the Company’s 2016 Plan, which vest based on achievement of a three-year cumulative revenue goal for the period from January 1, 2021 through December 31, 2023 and are subject to adjustment based on the Company’s TSR over the three-year performance period. See the section titled “Compensation Discussion and Analysis—2021 Multi-Year Performance Shares" for a description of the material terms of these awards.
(3)    Amounts shown in this column represent restricted stock and restricted stock unit awards granted to named executive officers in 2021, including (a) grants on February 18, 2021 in respect of achievement of 2020 net income goals, (b) restricted stock units granted on March 15, 2021 in connection with the Company's MSPP, (c) Mr. Wheeler's service award of 10 shares granted on January 11, 2021 in connection with his fifth anniversary of employment with the Company pursuant to the Company's service award program, and (d) an ad hoc grant of 100 shares to Ms. Ruggles on May 20, 2021 in connection with the Company's return to office initiatives. The closing prices of the Company’s common stock on January, 11, 2021, February 18, 2021, March 15, 2021, and May 20, 2021 were $90.44, $91.98, $83.79 and $84.19, respectively, each as adjusted to give effect to the Company's 10-for-1 stock split effected in the form of a stock dividend in June 2021. All service award grants are fully vested upon grant, but are subject to a one-year holding period.

(4)    Amounts shown in this column represent stock options granted to named executive officers in 2021 that vest in equal, annual installments over three years after the date of grant.
(5)     The exercise price is the closing price of our common stock on the date of grant, as reported on the Nasdaq Global Select Market.
(6)     The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 pursuant to SEC rules. For a discussion of the assumptions used in calculating the fair value of each equity award see Note 17 to the audited financial statements in the 2021Annual Report.
(7)    Amount shown represents the grant date fair value computed in accordance with FASB ASC Topic 718 pursuant to SEC rules of the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards, which vest based on achievement of a three-year cumulative revenue goal for the period from January 1, 2021 through December 31, 2023 and are subject to adjustment based on the Company’s TSR over the three-year performance period. For a discussion of the assumptions used in calculating the fair value of each equity award see Note 17 to the audited financial statements in the2021 Annual Report.

NARRATIVES TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
We have an employment agreement with Mr. Florance, and we have at will employment terms with Mr. Wheeler, Ms. Ruggles, and Mr. Saint. All employees, including our named executive officers, are required to execute terms and conditions of employment, which state that employment is at will and set forth restrictive covenants, including duties of confidentiality, non-solicitation of customers and employees and non-competition.

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT
Pursuant to his employment agreement, Mr. Florance is entitled to receive base salary, an annual cash bonus, six weeks of paid vacation per year, the same health insurance, accident and disability insurance, life insurance, and other fringe benefits provided to most senior executives of the Company, and additional term life insurance coverage not to exceed $1 million (at a cost to the Company not to exceed $2,000 per year), payable as designated by Mr. Florance. Mr. Florance’s employment agreement automatically renews for successive one-year terms unless either the Company or Mr. Florance provides the other with written notice of termination at least three months prior to the end of the then-current term.

Pursuant to his employment agreement, Mr. Florance is subject to confidentiality and non-compete restrictive covenants. The non-compete restrictions apply during the term of the agreement, any period of time during which he remains employed with the Company “at will” and through the second anniversary of the date of his termination.

EQUITY AWARDS
All grants of equity awards to our named executive officers made in 2021 and in 2022 for 2021 performance were made under the Company’s 2016 Plan.

Under the 2007 Plan and the 2016 Plan, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock. The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END
The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2021. All share and price per share amounts in the table and footnotes below have been adjusted to give effect to the Company's 10-for-1 stock split effected in the form of a stock dividend in June 2021.

Name	Option Awards(1)					Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)
Andrew C. Florance	3/11/2016	360,530		$18.28	3/10/2026
	3/2/2017	346,000		$20.49	3/1/2027
	2/28/2018	310,000		$34.21	2/27/2028
	2/7/2019	148,000	74,000	$39.82	2/6/2029
	2/6/2020	54,000	108,000	$66.65	2/5/2030
	2/18/2021		80,000	$91.98	2/17/2031
						224,990(4a)	$17,780,960
								372,000	$29,399,160

Scott T. Wheeler	2/7/2019	21,330	21,340	$39.82	2/6/2029
	2/6/2020	17,000	34,000	$66.65	2/5/2030
	2/18/2021		26,000	$91.98	2/17/2031
						95,890(4b)	$7,578,187
								115,200	$9,104,256

Lisa C. Ruggles	2/28/2018	21,670		$34.21	2/27/2028
	2/7/2019	25,330	12,670	$39.82	2/6/2029
	2/6/2020	11,000	22,000	$66.65	2/5/2030
	2/18/2021		17,000	$91.98	2/17/2031
						48,590(4c)	$3,840,068
								74,400	$5,879,832

Frederick G. Saint	2/7/2019	30,000	15,000	$39.82	2/6/2029
	2/6/2020	11,000	22,000	$66.65	2/5/2030
	2/18/2021		19,000	$91.98	2/17/2031
						58,240(4d)	$4,602,707
								81,600	$6,448,848

(1)    The dates of grant of each named executive officer’s stock option awards outstanding as of December 31, 2021 are set forth in the table above. The grants awarded on February 7, 2019 and February 6, 2020 are exercisable in installments of one third on the 15th day of the month during which the first three anniversaries of the date of grant fall, assuming continued employment. The grants awarded on February 18, 2021 are exercisable in installments of one third on the last day of the month during which the first three anniversaries of the date of grant fall, assuming continued employment.
(2)    Market value based on the closing price of the Company’s common stock as of December 31, 2021 of $79.03 per share.

(3)    Represents the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards, which vest based on achievement of a three-year cumulative revenue goal. The revenue goal for the grants made in 2021 are for the period from January 1, 2021 through December 31, 2023 and the awards are subject to adjustment based on the Company’s TSR over the three-year performance period. The revenue goal for the grants made in 2020 are for the period from January 1, 2020 through December 31, 2022 and the awards are subject to adjustment based on the Company’s TSR over the three-year performance period. The revenue goal for the grants made in 2019 are for the period from January 1, 2019 through December 31, 2021 and the awards are subject to adjustment based on the Company’s TSR over the three-year performance period.
(4a)    As of December 31, 2021, Mr. Florance held (i) 51,340 shares of restricted stock, which vest in their entirety on February 7, 2022, (ii) 73,340 shares of restricted stock, which vest in equal installments on February 6, 2022 and 2023, (iii) 88,000 shares of restricted stock, which vest in equal installments on February 18, 2022, 2023 and 2024, and (iv) 12,310 shares of restricted stock units, which vest in their entirety on March 15, 2023.
(4b)    As of December 31, 2021, Mr. Wheeler held (i) 14,670 shares of restricted stock, which vest in their entirety on February 7, 2022, (ii) 23,340 shares of restricted stock, which vest in equal installments on February 6, 2022 and 2023, (iii) 29,000 shares of restricted stock, which vest in equal installments on February 18, 2022, 2023 and 2024, (iv) 12,250 shares of restricted stock units, which vest in their entirety on March 15, 2023, (v) 8,640 shares of restricted stock units, which vest in their entirety on March 13, 2024, and (vi) 7,990 shares of restricted stock units, which vest in their entirety on March 15, 2025.
(4c)    As of December 31, 2021, Ms. Ruggles held (i) 9,000 shares of restricted stock, which vest in their entirety on February 7, 2022, (ii) 14,670 shares of restricted stock, which vest in equal installments on February 6, 2022 and 2023, (iii) 19,000 shares of restricted stock, which vest in equal installments on February 18, 2022, 2023 and 2024, (iv) 100 shares of restricted stock, which vest in equal installments on June 1, 2022, 2023, 2024, and 2025, (v) 2,830 shares of restricted stock units, which vest in their entirety on March 15, 2023, (vi) 760 shares of restricted stock units, which vest in their entirety on March 13, 2024, and (vii) 2,230 shares of restricted stock units, which vest in their entirety on March 15, 2025.
(4d)    As of December 31, 2021, Mr. Saint held (i) 10,340 shares of restricted stock, which vest in their entirety on February 7, 2022, (ii) 14,670 shares of restricted stock, which vest in equal installments on February 6, 2022 and 2023, (iii) 21,000 shares of restricted stock, which vest in equal installments on February 18, 2022, 2023 and 2024, and (iv) 12,230 shares of restricted stock units, which vest in their entirety on March 15, 2023.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2021
The following Option Exercises and Stock Vested table provides information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2021.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Andrew C. Florance	—	—	140,070	$12,544,570
Scott T. Wheeler	—	$2,754,865	40,610	$3,521,620
Lisa C. Ruggles	—	—	30,800	$2,651,205
Frederick G. Saint	—	$4,215,158	30,470	$2,640,618

(1)With respect to shares of common stock sold upon exercise (on the date acquired), the value was calculated by multiplying the difference between the sale price per share and the exercise price per share by the number of shares sold and aggregating all such sales during 2021. With respect to shares of common stock held upon exercise, the value was calculated by multiplying the difference between the closing price of our common stock on the date of exercise and the exercise price per share by the number of shares acquired and aggregating all such exercises during 2021.
(2)Calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the trading day immediately preceding the vesting date.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2021

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Andrew C. Florance	—	—	—	—	$958,634
Scott T. Wheeler	$669,482	—	—	—	$2,282,386
Lisa C. Ruggles	$186,852	—	—	—	$459,955
Frederick G. Saint	—	—	—	—	$966,537

(1)These contributions were made by deferring a portion of the 2020 annual cash incentive award under our MSPP and represent the value of deferred stock units purchased in 2021 based on the closing share price of our common stock on the purchase date. All of the amounts shown in this column were included as compensation in the "Summary Compensation Table" for 2020 in accordance with SEC rules because they represent a portion of the annual cash incentive award earned for 2020 performance that would have been paid out in 2021 if the deferral election had not been made. Amounts in this table were determined using share and price per share amounts that have been adjusted to give effect to the Company's 10-for-1 stock split effected in the form of a stock dividend in June 2021 and may differ immaterially from the same amounts previously calculated using share and price per share amounts prior to the Company's stock split.
(2)Total aggregate balance calculated as the sum of the number of deferred stock units held as of December 31, 2021, multiplied by $79.03, the closing stock price of our common stock on December 31, 2021. The following amounts included in this column have been reported in the "2021 Summary Compensation Table" for 2020: Mr. Florance — $0, Mr. Wheeler —$669,482, Ms. Ruggles—$186,852, and Mr. Saint - $0 and for 2019: Mr. Florance — $0, Mr. Wheeler —$574,085, Ms. Ruggles—$50.772, and Mr. Saint - $0.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section discusses the incremental compensation that would be payable by the Company to each named executive officer in the event of a change of control of the Company or a termination of the named executive officer’s employment with the Company for various reasons described below, sometimes referred to herein as a “triggering event.” In accordance with applicable SEC rules, the following discussion assumes that the triggering event in question — the change of control, termination of employment, death or disability — occurred on December 31, 2021, the last business day of 2021.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees.

The actual amounts that would be paid upon a named executive officer’s termination of employment or change of control can only be determined at the time of the applicable event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Termination and Change of Control Provisions Pursuant to Employment Agreements

Mr. Florance

The Company is permitted to terminate Mr. Florance’s employment at any time, without “cause”, upon 60 days written notice, and Mr. Florance may voluntarily terminate his employment for “good reason” upon at least 60 days written notice. “Cause” is defined as (a) a material failure by Mr. Florance to perform his duties, which remains uncured for 60 days after written notice of the failure is provided by the Company, (b) Mr. Florance being convicted of a felony or pleading nolo contendere to a felony, or (c) any other willful act or omission by Mr. Florance which materially harms the financial condition or business reputation of the Company. “Good reason” is defined as

(a) requiring Mr. Florance to relocate more than 45 miles from his current principal office, (b) Mr. Florance ceasing involuntarily to be Chief Executive Officer of the Company or being required to perform duties that are materially inconsistent with those normally performed by a chief executive officer, (c) the Company materially reducing the nature of his authority and duties, (d) requiring Mr. Florance to report to someone other than the Board, (e) the Company materially breaching its obligations under his employment agreement, which remain uncured for 90 days after written notice is provided by Mr. Florance to the Company, or (f)  an acquisition or change of control of the Company occurring and Mr. Florance terminating his employment within one year after such event. For these purposes, an acquisition or change of control means (i) the acquisition of beneficial ownership of more than 50% of the outstanding common stock of the Company, (ii) election or appointment as directors comprising one-half or more of the Board of persons who were not nominated, recommended or appointed by the Company’s incumbent Board, (iii) the Company entering into a merger pursuant to which it is not the surviving entity, or (iv) sale by the Company of all or substantially all of its assets.

In the event that the Company terminates Mr. Florance’s employment without cause or if he terminates his employment for good reason, Mr. Florance is entitled to receive his base salary for one year payable in installments in accordance with the Company’s payroll practices, his bonus for the year in which the termination occurred, the immediate vesting of all of his unvested stock options and a gross-up payment, if any, to cover any taxes assessed under Section 4999 of the Tax Code. Upon termination by the Company without cause or by Mr. Florance for good reason, all of his unvested stock options will become immediately exercisable and he will have 180 days to exercise all vested options. If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for each share underlying that portion of his stock options that cannot be so accelerated equal to the excess (if any) of the highest closing price of the Company’s common stock during the 180 days following the executive's date of termination (or, if the Company is no longer publicly traded as of the date of termination, the per-share price in connection with the transaction(s) that resulted in the Company no longer being publicly traded) over the exercise price of such option.

Mr. Florance’s employment agreement also provides that in the event of his termination due to his disability or death, he (or his estate) would be entitled to receive (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death. In the event of termination due to disability or his death, Mr. Florance (or his estate) would have one year to exercise all vested options. For the purposes of this analysis, which assumes a triggering event on December 31, 2020, he (or his estate) would be entitled to the full amount of his bonus for 2021.

Mr. Florance also has the right at any time to terminate his employment without good reason upon 180 days written notice to the Company, and the Company has the right at any time to terminate Mr. Florance for cause. In either such event, Mr. Florance would not be entitled to any base salary or fringe benefits for any period after termination, and he would forfeit any unvested stock options and his right to participate in the Company’s cash incentive program.

Mr. Wheeler

In the event that the Company terminates Mr. Wheeler’s employment without “cause” or Mr. Wheeler terminates his employment for “good reason,” Mr. Wheeler’s offer letter provides for a termination payment equal to six months base salary and his prorated target annual cash incentive bonus, subject to his execution of a release. Pursuant to his offer letter, “cause” is defined as any of the following: (a) conduct involving intentional misrepresentation, fraud, embezzlement or dishonesty, (b) conviction of a felony or entry of a plea of guilty or no contest to a felony, (c) gross insubordination, willful misconduct or gross negligence, (d) disclosure of the Company’s confidential information in breach of Mr. Wheeler’s terms and conditions of employment, (e) breach of the non-competition or non-solicitation covenants in Mr. Wheeler’s terms and conditions of employment, (f) material breach of the Company’s policies, or (g) failure to perform his duties as Chief Financial Officer, which failure remains uncured for 30 days. Pursuant to Mr. Wheeler’s offer letter, “good reason” means any of the following, provided that Mr. Wheeler provides the Company notice of his intent to terminate employment within 15 days of the event and the Company fails to cure within 30 days of receipt of his notice: (a) a material adverse change or reduction in Mr. Wheeler’s duties or responsibilities that does not result from his misconduct or failure to adequately perform or another reason which would constitute grounds for his termination for cause, (b) a change in the reporting structure so that Mr. Wheeler no longer reports to the Chief Executive Officer, (c) a requirement that Mr. Wheeler relocate his principal office more than 50 miles from the current location, or (d) a resignation that is based upon a request from an authorized officer of the Company that Mr. Wheeler undertake any fraudulent or criminal activities in his role as Chief Financial Officer.

Others

Except as may be provided to all employees of the Company generally and as provided pursuant to the Company’s stock incentive plans (as described below), Ms. Ruggles and Mr. Saint are not entitled to any post-employment compensation if their employment is terminated without cause.

Change of Control Provisions under the Company’s 2007 and 2016 Plans

Pursuant to the Company’s 2007 Plan and 2016 Plan and related award agreements, upon a change of control, all options will immediately vest and all restrictions on stock grants, including any Matching RSUs issued when DSUs are awarded under the MSPP, will lapse (except in the event that the awards are assumed or substitute grants are awarded pursuant to the terms of the grant). For purposes of the stock incentive plans, a “change of control” means: (a) acquisition by a third party of more than 80% of the undiluted total voting power of the Company's then outstanding securities eligible to vote to elect members of the Board, (b) consummation of a merger or consolidation of the Company into any other entity, unless the holders of the Company’s voting securities outstanding immediately before such transaction hold securities that represent immediately after such merger or consolidation at least 20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent, or (c) the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, and such liquidation, dissolution, sale, or disposition is consummated. Further, upon a substantial corporate change, if awards are not assumed, substituted or continued, the awards shall immediately vest and become exercisable before the consummation of the transaction. For purposes of the stock incentive plans, a “substantial corporate change” means: (w) dissolution or liquidation of the Company, (x) merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, (y) the sale of substantially all of the assets of the Company to another corporation, or (z) a person acquires ownership of 100% of the combined voting power of all classes of stock of the Company. Pursuant to the MSPP, although fully vested, all DSU’s that have not yet settled will be settled upon a change in control of the Company that qualifies as a change in the ownership or effective control of the Company within the meaning of Section 409A of the Code.

The table below summarizes the potential termination and change of control payments described above for each of the named executive officers, excluding any payments that may be available under the Company’s company-wide severance plan, which provides payments that do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. The terms defined above apply to those used in this table. Unless otherwise specifically noted below, all amounts assume that the triggering event in question — the termination upon a change of control, termination without cause or for good reason, death or disability — occurred on December 31, 2021, the last business day of 2021.

Name	Termination by Company “without cause” other than upon change of control	Termination by Executive for “good reason” other than upon change of control	Termination due to death or disability	Termination upon change of control	Change of control without termination(1)
Andrew C. Florance	$6,900,060(2)	$6,900,060(2)	$2,405,000(3)	$54,080,180(4)	$50,750,180
Scott T. Wheeler	$$1,122,000(5)	$1,122,000(5)	—	$17,940,104(1)	$17,940,104
Lisa C. Ruggles	—	—	—	$10,489,051(1)	$10,489,051
Frederick G. Saint	—	—	—	$11,912,065(1)	$11,912,065

(1)Consists of the values realizable by the named executive officers with respect to unvested stock options (that are in-the-money) and restricted stock under the Company’s 2007 and 2016 Plans in the event of a change of control or substantial corporate change, as defined in the plans and described above, as of December 31, 2021, which values are summarized in the table below. The intrinsic value of the stock options was calculated by multiplying the number of shares underlying the unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($79.03) on December 31, 2021, excluding options with an exercise price greater than the closing price on December 31, 2021. The intrinsic value of the restricted stock was calculated using the closing price of the Company’s common stock on December 31, 2021 ($79.03).

Name	Unvested (in-the-money) Options (# shares)	Intrinsic Value	Unvested Restricted Stock (# shares)	Intrinsic Value	Total
Andrew C. Florance	128,000	$3,570,060	596,990	$47,180,120	$50,750,180
Scott T. Wheeler	55,340	$1,257,661	211,090	$16,682,443	$17,940,104
Lisa C. Ruggles	34,670	$769,151	122,990	$9,719,900	$10,489,051
Frederick G. Saint	37,000	$860,510	139,840	$11,051,555	$11,912,065
(2)Includes base salary for one year ($925,000), bonus for 2021 ($2,405,000), and the immediate vesting of all unvested stock options ($3,570,060). The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($79.03) on December 31, 2021, excluding options with an exercise price greater than the closing price on December 31, 2021.
(3)Consists of the cash incentive bonus awarded in February 2022 for performance in 2021.
(4)Mr. Florance’s employment agreement provides for a termination payment if there is an acquisition or change of control of the Company and Mr. Florance terminates his employment within one year after that event. Assuming, for these purposes, that those conditions are met as of December 31, 2021, Mr. Florance would be entitled to the amount set forth, which includes base salary for one year ($925,000), his cash incentive bonus for 2021 ($2,405,000), the immediate vesting of all unvested stock options ($3,570,060) and all unvested restricted stock ($47,180,120) under the respective stock incentive plans. The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($79.03) on December 31, 2021, excluding options with an exercise price greater than the closing price on December 31, 2021. The value of the restricted stock was calculated by multiplying the number of outstanding restricted shares by the closing price of the Company’s common stock on December 31, 2021 ($79.03).
(5)Mr. Wheeler’s offer of employment provides for a termination payment if his employment is involuntarily terminated by the Company without cause or by Mr. Wheeler for good reason, subject to his execution of a release. Assuming for these purposes that those conditions are met as of December 31, 2021, Mr. Wheeler would be entitled to the amount set forth, which includes six months base salary ($255,000) and his cash incentive bonus for 2021 ($686,000).

Company-Wide Severance Policy

In 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. Pursuant to the company-wide severance policy, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims. In the event of termination of employment as a result of a position reduction, under the Company-wide severance policy as of December 31, 2021, Ms. Ruggles would be entitled to $150,769 and Mr. Saint would be entitled to $156,923. Mr. Florance would be entitled to the payments set forth in his employment agreement, and Mr. Wheeler would be entitled to the payment set forth in his offer letter.

CEO PAY RATIO DISCLOSURE

The 2021 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2021, other than our CEO Andrew Florance, was $94,511; Andrew Florance’s 2021 annual total compensation was $$22,164,341, both of which were calculated in accordance with SEC rules applicable to the Summary Compensation Table. The ratio of these amounts was 1-to-235.

For these purposes, we identified our employee population as of December 31, 2021 based on our payroll records. As permitted by SEC rules under a de minimis exemption, we excluded 160 employees located in Germany (52 employees), Spain (39 employees), France (29 employees), China (12 employees), Indonesia (7 employees), Singapore (7 employees), Australia (4 employees), Colombia (4 employees), Japan (3 employees), Italy (2 employees), and United Arab Emirates (1 employee), who in the aggregate represented less than 5% of our 4,701 employees as of December 31, 2021, resulting in an employee population of 4,541 including the Chief Executive Officer (after applying the de minimis exemption). We identified the median compensated employee using annual base salary determined as of December 31, 2021, cash bonus paid in fiscal 2021 and annual equity awards granted during fiscal 2021, as well as sales incentive compensation and overtime pay, which we annualized for any employee who did not work for the entire year.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
None of our executive officers or directors engaged in or had a direct or indirect material interest in any transactions with us during fiscal year 2021 that are required by SEC rules to be disclosed in this Proxy Statement.

The Board recognizes that Interested Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. The Board has delegated authority to the Audit Committee to review and approve Interested Transactions, and the Audit Committee has adopted written procedures as detailed below for the review, approval, or ratification of Interested Transactions.

An “Interested Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (b) the Company or any of its subsidiaries is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). An Interested Transaction does not include a transaction in which a Related Party has an indirect interest solely as a result of being (1) a director or a less than 10% beneficial owner of an equity interest in another entity, or both, or (2) a limited partner in a partnership in which the Related Party has an interest of less than 10%. A “Related Party” is any (a) person who is or was (since the beginning of the Company's last fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of the Company, (b) greater than 5% beneficial owner of the Company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person's home(other than a tenant or employee).

The Audit Committee will review all of the material facts of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to a limited list of enumerated transactions that are deemed to be pre-approved as described in the Interested Transactions policy. In determining whether to approve an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our directors and executive officers, and anyone who beneficially owns more than 10% of our common stock, file with the SEC reports of initial ownership and reports of changes in ownership of our common stock. Based solely on a review of the reports filed electronically with the SEC and on written representations from reporting persons, we believe that during 2021, our directors, executive officers and 10% stockholders filed the required reports under Section 16(a) on a timely basis, with the exception of Mr. Florance, Mr. Wheeler, Ms. Ruggles, and Mr. Saint, each of whom inadvertently did not timely file one Form 4 in order to report a restricted stock vesting event that occurred for each on February 15, 2022. Each of Mr. Florance, Mr. Wheeler, Ms. Ruggles, and Mr. Saint made the required disclosure on Forms 4 that were filed with the SEC on February 18, 2022.

OTHER INFORMATION
We have made available a copy of our Annual Report on Form 10-K for the year ended December 31, 2021 with this Proxy Statement. In addition, you may obtain a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, without charge, by sending a written request to Gene Boxer, General Counsel and Secretary, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005.

If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one set of proxy materials from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of the Notice has been sent to your address. Each stockholder will continue to receive a separate voting instruction form. If you would like to revoke your consent to householding and in the future receive your own Notice or your own set of proxy materials, as applicable, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Broadridge Financial Services, Inc., either by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood NY 11717.  A revocation of consent to householding will be effective 30 days following its receipt. We will deliver promptly, upon written or oral request, a separate copy of the proxy materials for the Annual Meeting to a stockholder at a shared address to which a single copy of the materials was delivered. This request should be made by sending a written request to Gene Boxer, General Counsel and Secretary, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005 or by calling Mr. Boxer at (202) 346-6500.

This Proxy is solicited on behalf of the Board. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained Alliance Advisors to assist in soliciting proxy voting instructions, at an estimated cost not to exceed $15,000, plus reasonable expenses, and Innisfree M&A Incorporated to advise on certain proxy-related matters, at an estimated cost not to exceed $15,000, plus reasonable expenses. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, by mail, telegram, facsimile, or other electronic or other means. Alliance Advisors may request that brokerage houses, banks and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. Broadridge Financial Services, Inc. will act as proxy tabulator.

In accordance with SEC rules, we are including the following stockholder proposal (Proposal 4), along with the supporting statement of the stockholder proponent. CoStar is not responsible for any inaccuracies in the stockholder proposal and supporting statement.

The Board recommends that you vote AGAINST this proposal for the reasons set forth in CoStar’s Statement in Opposition, which directly follows the proposal.

In accordance with Rule 14a-8(l)(1), the names, addresses and shareholdings of the filers of these proposals will be promptly supplied upon request.

PROPOSAL 4
Shareholder Right to Call a Special Shareholder Meeting

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. Shareholders shall not be disqualified from formal participation in calling for a special shareholder meeting solely based on their length of stock ownership.

Many companies provide for both a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. Conagra shareholders gave 85%-support to a 2021 shareholder proposal for a shareholder right to act by written consent. Costar shareholders have neither right.

Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.

This is a best practice governance proposal in the same spirit as the 2021 shareholder proposal for simple majority vote thresholds to reform our undemocratic 67% shareholder voting thresholds that won our impressive 82% support in spite of management resistance.

Management should have already proactively adopted the proposal that won 82% shareholder support in 2021 and also this special meeting proposal. Management seems to have delegated corporate governance improvement to shareholder initiatives such as this. Meanwhile management pay was rejected by 15% of shares when a 5% rejection is the norm.

Mr. Christopher Nassetta is the chair of the Governance Committee. Mr. Nassetta is apparently playing a passive role until a shareholder suggests an overdue improvement and then Mr. Nassetta's role is to resist.

Please vote yes:
Proposal 4 - Shareholder Right to Call a Special Shareholder Meeting

COSTAR’S STATEMENT IN OPPOSITION TO PROPOSAL 4

The stockholder proposal asks that the Company amend its governing documents to provide the owners of a combined 10% of the Company’s outstanding common stock with the right to call a special meeting of stockholders. Our Board of Directors has carefully considered this proposal and, for the reasons set forth below, does not believe that the proposal is in the best interests of the Company and our stockholders. The Board recommends voting AGAINST this proposal for the following reasons:

The Company recently proactively adopted meaningful additional stockholder rights, including a stockholder right for holders of 25% of outstanding shares to call a special meeting. At the Company’s 2021 Annual Meeting of Stockholders, stockholders voted in favor of the Company eliminating any supermajority voting requirements and adopting simple majority voting throughout our governing documents. In response, the Company’s Board considered various meaningful additional stockholder rights to enhance the corporate governance of the Company. In early 2022, the Company’s Board adopted the Company’s Fourth Amended and Restated By-Laws (the “By-Laws”), which contain several stockholder-friendly corporate governance amendments, including eliminating supermajority voting requirements in order to implement simple majority voting on all matters submitted for a stockholder vote, adopting proxy access, and providing for the right of holders of 25% of shares outstanding to call a special meeting of stockholders. The Board believes that the 25% ownership threshold strikes a reasonable and appropriate balance between providing stockholders with the year-round ability to call a special meeting while protecting stockholders against a small minority of stockholders who may utilize the special meeting platform to advance their own special interest or agenda.

Our 25% special meeting threshold is consistent with that of other leading public companies. The Company’s current 25% ownership threshold is in line with that of other large public companies that provide stockholders with a right to call special stockholder meetings. Among the companies in the S&P 500 that provide such a right, a 25% ownership threshold is the most common threshold used. When viewed together with our strong corporate governance policies and practices, our active stockholder engagement, and the additional stockholder-friendly provisions that we adopted recently in our By-Laws, the Board believes that the Company’s current 25% special meeting threshold is appropriate and enhances stockholder rights while still requiring significant support among stockholders if stockholders desire to call a special meeting. Accordingly, the Board believes that adoption of the proposal to lower the threshold to call a special meeting is unnecessary and, if implemented, would undermine the Company’s ability to efficiently use our resources and promote the long-term and best interests of all stockholders.

Special meetings require substantial resources. Convening a special meeting of stockholders requires a substantial commitment of time, effort, and resources by the Company, our management, and the Board, regardless of whether the meeting is held in person or virtually. The Company must pay to prepare, print, and distribute to stockholders the legal disclosure documents related to the meeting, solicit proxies, tabulate votes and, for a virtual meeting, engage a service provider to host the meeting online. Management must also divert time to preparing for and conducting the meeting that could otherwise be dedicated to operating the business.

Because of the considerable financial and administrative burdens associated with special meetings, special meetings should be extraordinary events that occur only when there are urgent and important strategic matters or profound fiduciary concerns to address prior to the Company’s next annual meeting. If such a situation were to occur, the Company’s current 25% ownership threshold affords stockholders a meaningful opportunity to call a special meeting. Notably, our 25% ownership threshold can currently be met by as few as four of our stockholders acting together. Lowering the threshold to 10% would enable a small minority of stockholders to call unnecessary or duplicative meetings for less significant matters, which would be costly and disruptive to the Company.

The Company’s strong corporate governance practices reflect the Board’s dedication to remaining accountable and responsive to stockholders. The Board recognizes that providing stockholders with the ability to request special meetings is an important corporate governance practice that helps promote accountability. This was a strong motivating factor for the Board’s decision to adopt the right of stockholders to call a special meeting at the same time it adopted simple majority voting and proxy access.

The Board believes that the Company’s governance practices demonstrate and promote accountability and advance long-term value creation. The Company’s key stockholder rights and strong corporate governance practices include:
•Special Meeting Right. The holders of 25% of our outstanding shares can request a special meeting.
•One Share, One Vote. We have equal voting rights for all of our stockholders.
•Annual Director Elections. All of our directors are elected annually by our stockholders; we do not have a classified or staggered board.
•Majority Voting. We have a majority voting standard for the election of directors in uncontested elections.
•No Supermajority Provisions. Our governance documents do not contain provisions requiring a supermajority stockholder vote on any issue.
•No Stockholder Rights Plan. We do not maintain a stockholder rights plan or “poison pill.”
•Proxy Access. Holders of 3% of our common stock for at least three years can nominate a specified number of directors for inclusion in the proxy statement for our annual meeting.
•Active Stockholder Engagement Program. We engage with our stockholders to solicit their feedback regarding issues including corporate governance and have taken actions to implement stockholder feedback when we believe the action benefits our stockholders as a whole.
•Diverse Board. Our Board reflects diversity in skills, experience and backgrounds, including diversity of gender and race.

BASED ON THE FOREGOING REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matter as they determine appropriate.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2023 ANNUAL MEETING

A stockholder who intends to introduce a proposal for consideration at our 2023 Annual Meeting of Stockholders may seek to have that proposal included in our Proxy Statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our Proxy Statement, the proposal must be received by our Corporate Secretary at our principal executive office not later than December 26, 2022, and must satisfy the other requirements of Rule 14a-8. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our Proxy Statement.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our Proxy Statement. Our Amended and Restated By-Laws provide that any such proposals or nominations must be delivered to our Corporate Secretary at our principal executive office not later than the close of business on the 75th day and not earlier than the close of business on the 105th day before the first anniversary date of the preceding year’s annual meeting. If the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company. Accordingly, stockholders who wish to nominate persons for election as directors or bring forth other proposals outside of Rule 14a-8 at the 2023 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before the close of business on March 26, 2023, but no sooner than the close of business on February 24, 2023. The stockholder’s submission must include specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock as required by our Amended and Restated By-Laws. Stockholder proposals or nominations not meeting these requirements will not be entertained at the 2023 Annual Meeting. The address of our principal executive office is: 1331 L Street, NW, Washington, DC 20005. In addition to satisfying the deadlines in the “advance notice” provisions of our Amended and Restated By-Laws, a stockholder who intends to solicit proxies in support of nominees submitted under these “advance notice” provisions must provide the notice required under Rule 14a-19 under the Exchange Act to the Company no later than April 10, 2023.

Pursuant to the proxy access provision in our By-Laws, eligible stockholders have the ability to nominate and include in our proxy statement director nominee(s), if such nominations are submitted in accordance with the procedures set forth in the By-Laws. Notice must be provided in writing to the Secretary, as provided in the By-Laws, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed its proxy statement for the previous year’s Annual Meeting. For the 2023 Annual Meeting, the Secretary of the Company must receive this notice no later than December 26, 2022, and no earlier than November 26, 2022, which dates are 120 calendar days and 150 calendar days, respectively, prior to April 25, 2023, the anniversary of the date that the Company mailed its proxy statement for the Annual Meeting; provided, that if the annual meeting is not scheduled to be held on a date that is not within 30 days before or after such anniversary date, then notice by the stockholder to be timely must be delivered not later than the close of business on the date that is 180 days prior to such annual meeting or the 10th day following the day on which public announcement or disclosure of the date of such meeting is first made.

Appendix A

COSTAR GROUP, INC.
1331 L STREET, NW
WASHINGTON, DC 20005
ATTN: GENE BOXER

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EDT on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to ***www.virtualshareholdermeeting.com/CSGP2022***

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EDT on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D83835-P71832 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

COSTAR GROUP, INC.

Company Proposals

The Board of Directors recommends you vote FOR all the nominees listed in proposal 1:

1. Proposal for the election of directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Michael R. Klein	☐	☐	☐
1b. Andrew C. Florance	☐	☐	☐
1c. Laura Cox Kaplan	☐	☐	☐
1d. Michael J. Glosserman	☐	☐	☐
1e. John W. Hill	☐	☐	☐
1f. Robert W. Musslewhite	☐	☐	☐
1g. Christopher J. Nassetta	☐	☐	☐
1h. Louise S. Sams	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2022.	☐	☐	☐
3. Proposal to approve, on an advisory basis, the Company's executive compensation.	☐	☐	☐

Stockholder Proposal

The Board of Directors recommends you vote AGAINST proposal 4:	**For**	**Against**	**Abstain**
4. Stockholder proposal regarding stockholder right to call a special meeting, if properly presented.	☐	☐	☐

NOTE: I authorize the proxies to vote according to their discretion on any other matters that are properly presented before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D83836-P71832

COSTAR GROUP, INC.
Annual Meeting of Stockholders
June 9, 2022 10:00 AM EDT
Via the Internet at www.virtualshareholdermeeting.com/CSGP2022
This proxy is solicited by the Board of Directors

The undersigned stockholder of CoStar Group, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of 2022 Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2022, and of the 2021 Annual Report on Form 10-K and hereby revokes any proxy or proxies previously given and hereby appoints Michael R. Klein, Andrew C. Florance and Scott T. Wheeler, or any of them, with full power to each of substitution on behalf and in the name of the undersigned, as the proxies and attorneys-in-fact to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2022 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held online at www.virtualshareholdermeeting.com/CSGP2022, at 10:00 a.m. EDT on Thursday, June 9, 2022, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth on the reverse side of this proxy card.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022, "FOR" APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, "AGAINST" THE VOTE ON ONE STOCKHOLDER PROPOSAL, IF PROPERLY PRESENTED, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side

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